Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

TIFFANY & CO.,

LVMH MOËT HENNESSY-LOUIS VUITTON SE,

BREAKFAST HOLDINGS ACQUISITION CORP.

and

BREAKFAST ACQUISITION CORP.

Dated as of October 28, 2020

TABLE OF CONTENTS

		Page

Article I

Definitions; Interpretation and Construction

1.1	Definitions	2
1.2	Interpretation and Construction.	16

Article II

The Merger; Closing; Effective Time

2.1	The Merger	19
2.2	Closing	19
2.3	Effective Time	19
2.4	Effects of the Merger	19
2.5	Capitalization Certificate	20

Article III

Certificate of Incorporation and Bylaws; Directors and Officers of the Surviving Corporation

3.1	The Certificate of Incorporation of the Surviving Corporation	20
3.2	The Bylaws of the Surviving Corporation	20
3.3	Directors of the Surviving Corporation	20
3.4	Officers of the Surviving Corporation	20

Article IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1	Effect of the Merger on Capital Stock	20
4.2	Exchange of Certificates and Delivery of Merger Consideration	22
4.3	Treatment of Equity Awards	25
4.4	Adjustments to Prevent Dilution	26
4.5	Necessary Further Actions	26

Article V

Representations and Warranties of the Company

5.1	Organization, Good Standing and Qualification	27
5.2	Capital Structure	28
5.3	Corporate Authority and Approval	29
5.4	Governmental Filings; No Violations; Certain Contracts	30

5.5	Compliance with Laws; Licenses	31
5.6	Company Reports	33
5.7	Disclosure Controls and Procedures and Internal Control over Financial Reporting	34
5.8	Financial Statements; No Undisclosed Liabilities	35
5.9	Litigation	36
5.10	Absence of Certain Changes	36
5.11	Company Material Contracts	37
5.12	Employee Benefits	40
5.13	Labor Matters	41
5.14	Environmental Matters	43
5.15	Tax Matters	43
5.16	Real Property	45
5.17	Intellectual Property	46
5.18	Privacy & Cybersecurity	48
5.19	Insurance	50
5.20	Takeover Statutes; No Rights Plan	50
5.21	Brokers and Finders	51
5.22	Opinions of Financial Advisors	51
5.23	Related Party Transactions	51
5.24	No Other Representations or Warranties; Non-Reliance	51

Article VI

Representations and Warranties of Parent, Holding and Merger Sub

6.1	Organization, Good Standing and Qualification	52
6.2	Capitalization of Merger Sub	52
6.3	Corporate Authority and Approval	52
6.4	Governmental Filings; No Violations	53
6.6	Litigation	54
6.7	Beneficial Ownership of Shares	54
6.8	Available Funds	54
6.9	Brokers and Finders	54
6.10	No Other Representations or Warranties; Non-Reliance	54

Article VII

Covenants

7.1	Conduct of the Company	55
7.2	Conferring Matters; Approval Matters	60
7.3	Acquisition Proposals; Change of Recommendation	62
7.4	Proxy Statement; Other Regulatory Matters	67
7.5	Company Stockholders Meeting	71
7.6	Information and Access; Consents	72
7.7	Stock Exchange Delisting; Exchange Act Deregistration	73
7.8	Publicity	73

7.9	Employee Benefits	74
7.10	Indemnification; Directors’ and Officers’ Insurance	76
7.11	Treatment of Certain Existing Indebtedness	77
7.12	Takeover Statutes	78
7.13	Section 16 Matters	78
7.14	Transaction Litigation	78
7.15	Financing Cooperation	79
7.16	Merger Sub Consent	81

Article VIII

Conditions

8.1	Conditions to Each Party’s Obligation to Effect the Merger	81
8.2	Conditions to Obligations of Parent, Holding and Merger Sub	81
8.3	Conditions to Obligations of the Company	82

Article IX

Termination

9.1	Termination by Mutual Written Consent	83
9.2	Termination by Either Parent or the Company	83
9.3	Termination by the Company	83
9.4	Termination by Parent	83
9.5	Effect of Termination and Abandonment	84

Article X

Miscellaneous and General

10.1	Survival	85
10.2	Notices	85
10.3	Expenses	87
10.4	Modification or Amendment; Waiver	87
10.5	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	87
10.6	Specific Performance; Remedies	89
10.7	Third-Party Beneficiaries	90
10.8	Successors and Assigns	90
10.9	Entire Agreement	90
10.10	Severability	90
10.11	Counterparts; Effectiveness	90

INDEX OF DEFINED TERMS

Acquisition Proposal	1.1
Affiliate	1.1
Agreement	Preamble
Alternative Acquisition Agreement	1.1
Antitrust Law	1.1
Applicable Date	1.1
Audit Committee	1.1
Bankruptcy and Equity Exception	1.1
Book-Entry Share	1.1
Business Day	1.1
Cancelled Shares	4.1(b)
Capitalization Date	5.2(a)
Certificate	1.1
Certificate of Merger	1.1
CFIUS	1.1
CFIUS Approval	1.1
Change of Recommendation	1.1
Chosen Courts	1.1
Closing	2.2
Closing Date	2.2
Code	1.1
Collective Bargaining Agreement	5.13(a)
Committee	4
Company	Preamble
Company Approvals	5.4(a)
Company Benefit Plan	1.1
Company Board	1.1
Company Bylaws	1.1
Company Charter	1.1
Company Debt	1.1
Company Disclosure Letter	1.1
Company Equity Awards	1.1
Company ERISA Affiliate	1.1
Company IT Systems	1.1
Company Material Contract	1.1
Company Note Offers and Consent Solicitations	79
Company Option	1.1
Company Option Consideration	4.3(a)
Company Preferred Stock	1.1
Company Property	1.1
Company PSU	1.1
Company PSU Consideration	4.3(b)

Company Qualified Plan	7.9(c)
Company Recommendation	5.3(b)
Company Related Parties	9.5(c)
Company Reports	1.1
Company RSU	1.1
Company RSU Consideration	4.3(c)
Company Stockholders Meeting	1.1
Company Termination Fee	9.5(b)
Confidentiality Agreement	1.1
Consent Solicitations	79
Continuing Employees	1.1
Contract	1.1
Copyright	1.1
Credit Agreements	1.1
D&O Insurance	7.10(b)
DAC6	5.15(k)
DGCL	Preamble
Disclosed Contract	5.11(b)
Dissenting Shares	4.1(d)
DPA	1.1
Effect	1.1
Effective Time	1.1
Eligible Shares	1.1
Employee	1.1
Encumber	1.1
Encumbrance	1.1
Environmental Claim	1.1
Environmental Law	1.1
Equity Plans	1.1
ERISA	1.1
ERISA Plans	1.1
Exchange Act	1.1
Exchange Fund	4.2(a)(ii)
Excluded Shares	1.1
Existing Indebtedness Payoff Amount	7.11
Export and Sanctions Regulations	1.1
FCPA	1.1
Filed Company Contract	5.11(a)
Financing	7.15(a)
Financing Sources	1.1
GAAP	1.1
GDPR	1.1
Governmental Authorization	1.1

v

Governmental Entity	1.1
Hazardous Substance	1.1
Holding	Preamble
HSR Act	1.1
Indebtedness	1.1
Indemnified Parties	1.1
Initial Notice	7.3(d)(ii)
Insurance Policies	1.1
Intellectual Property Rights	1.1
Intervening Event	1.1
IRS	1.1
Key Marks	1.1
Knowledge	1.1
Law	1.1
Material Adverse Effect	1.1
Material Suppliers	5.11(b)(xiii)
Merger	Preamble
Merger Sub	Preamble
Multiemployer Plans	1.1
New Plans	7.9(b)
Non-U.S. Company Benefit Plan	1.1
NYSE	1.1
OFAC	1.1
Offers to Exchange	79
Offers to Exchange”	79
Offers to Purchase	79
Old Plans	7.9(b)
Order	1.1
Ordinary Course of Business	1.1
Organizational Documents	1.1
Other Anti-Bribery Laws	1.1
Outside Date	9.2(a)
Owned Real Property	5.16(a)
Parent	Preamble
Parent Approvals	6.4(a)
Parent Board	1.1
Parent Disclosure Letter	VI
Parent Qualified Plan	7.9(c)
Parties	Preamble
Party	Preamble
Patents	1.1

Paying Agent	4.2(a)(i)
Per Share Merger Consideration	Preamble
Permitted Confidentiality Agreement	7.3(b)(i)
Permitted Encumbrances	1.1
Person	1.1
Personal Information	1.1
Privacy Laws	1.1
Privacy Obligations	1.1
Proceeding	1.1
Proxy Statement	7.4(a)(i)
Proxy Statement Clearance Date	7.4(a)(iv)
Real Property Leases	5.16(a)
Record Date	7.4(a)(iv)
Release	1.1
Representative	1.1
Requisite Company Vote	1.1
Sanctioned Person	1.1
Sarbanes-Oxley Act	1.1
SEC	1.1
Securities Act	1.1
Senior Unsecured Notes	1.1
Share	Preamble
Software	1.1
Subsidiary	1.1
Superior Proposal	1.1
Surviving Corporation	2.1
Tail Period	1.1
Takeover Statute	1.1
Tax Returns	1.1
Taxes	1.1
Taxing Authority	1.1
Third-Party Data	1.1
Trade Secrets	1.1
Trademarks	1.1
Transaction Litigation	7.14
Transfer Taxes	1.1
U.S. Company Benefit Plan	1.1
United States	1.2(c)(xii)
Wholly Owned Subsidiary	1.1
Willful Breach	1.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 28, 2020, is entered into by and among Tiffany & Co., a Delaware corporation (the “Company”), LVMH Moët Hennessy-Louis Vuitton SE, a societas Europaea (European company) organized under the laws of France (“Parent”), Breakfast Holdings Acquisition Corp., a Delaware corporation and a Wholly Owned Subsidiary of Parent (“Holding”), and Breakfast Acquisition Corp., a Delaware corporation and a Wholly Owned Subsidiary of Holding (“Merger Sub” and, together with the Company, Holding and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of November 24, 2019 (the “Original Signing Date”);

WHEREAS, the Parties desire to amend and restate the Original Merger Agreement in its entirety on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each share of the Company’s common stock, par value $0.01 per share (“Share”), shall be converted into the right to receive $131.50 in cash, without interest and less any required withholding Taxes (such amount, the “Per Share Merger Consideration”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, (c) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders Meeting and (d) resolved to recommend that this Agreement be adopted by the holders of Shares;

WHEREAS, the Parent Board has unanimously (a) determined that it is in the best corporate interests (i.e., “intérêt social,” as defined under the laws of France applicable to Parent) of Parent (including the best interests of its stakeholders), and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, and (b) approved the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the transactions contemplated by this Agreement, including the Merger and (c) resolved to recommend that this Agreement be adopted by Holding as the sole stockholder of Merger Sub;

WHEREAS, Holding, as the sole stockholder of Merger Sub, shall (a) approve the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (b) adopt this Agreement, in each case, substantially concurrently with (but deemed to occur a moment thereafter) the execution and delivery of this Agreement by each of the Parties;

WHEREAS, the Existing Competition Clearances (as hereinafter defined) have been obtained;

WHEREAS, the Parties are each a party to the action titled Tiffany & Co., v. LBMH Moët Hennessy-Louis Vuitton SE; Breakfast Holdings, Acquisition Corp., and Breakfast Acquisition Corp., C.A. No. 2020-0768-JRS (the “Merger Litigation”) and, immediately after execution of this Agreement, the Merger Litigation parties will enter into a settlement of that action on the terms set forth in the Settlement Agreement attached here to as Exhibit A hereto (the “Settlement Agreement”);

WHEREAS, the Settlement Agreement provides, among other things, that each Party shall dismiss all claims that it brought in the Merger Litigation with prejudice and agrees to a stipulated order of dismissal that dismisses all claims asserted by the Parties with prejudice; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION AND CONSTRUCTION

1.1 Definitions. For the purposes of this Agreement, except as otherwise specifically provided herein, the following terms have meanings set forth in this Section 1.1:

“Acquisition Proposal” means any (a) proposal, offer, inquiry or indication of interest (whether in writing or otherwise) relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, asset purchase, extraordinary dividend, business combination or similar transaction involving the Company or any of its Subsidiaries or (b) direct or indirect acquisition (whether by tender offer, share purchase, share exchange or other manner) in a single transaction or a series of related transactions by any Person or group (as defined under Section 13 of the Exchange Act), or any proposal, offer, inquiry or indication of interest with respect to any such direct or indirect acquisition, which, in each case of (a) or (b), if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, fifteen percent (15%) or more (i) measured by either voting power or value, of the Shares and other equity and voting interests in the Company (or any class thereof) or (ii) of the revenue, net income, EBITDA or assets of the Company and its Subsidiaries (taken as a whole), in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person who is an “affiliate” of such Person within the meaning of Rule 405 promulgated under the Securities Act.

“Alternative Acquisition Agreement” means any Contract, letter of intent, memorandum of understanding, agreement in principle, term sheet, acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, share purchase agreement, asset purchase agreement, share exchange agreement, lease agreement or other similar document, agreement or instrument (other than a Permitted Confidentiality Agreement) from any person (other than Parent and its Subsidiaries) relating to, providing for or contemplating, whether in a single transaction or series of related transactions, any Acquisition Proposal or requiring the Company (or that would require the Company) to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by this Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, Council Regulation 139/2004 of the European Union and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the Merger.

“Applicable Date” means February 1, 2017.

“Audit Committee” means the audit committee of the Company Board.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Book-Entry Share” means each book-entry account formerly representing any non-certificated Eligible Shares.

“Business Day” means any day ending at 11:59 p.m. (New York time) other than (a) a Saturday or Sunday, (b) a day on which banks in New York, New York, Paris, France or London, England are, or the Secretary of State of the State of Delaware is, required by Law to be closed or (c) any day on which the principal office of the SEC in Washington D.C. is not open to accept filings.

“Certificate” means each certificate formerly representing any of the Eligible Shares.

“Certificate of Merger” means a certificate of merger with respect to the Merger executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL.

“CFIUS” means the Committee on Foreign Investment in the United States, and each member agency thereof acting in such capacity.

“CFIUS Approval” means the Parties shall have received (a) a written notice issued by CFIUS stating that CFIUS has concluded that the Merger is not a “covered transaction” and not subject to review under applicable Law, (b) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Merger, and has concluded all action under the DPA or (c) either (i) the President of the United States shall have notified the Parties of his determination not to use his powers pursuant to the DPA to unwind, suspend, condition or prohibit the consummation of the Merger or (ii) the period allotted for presidential action under the DPA shall have passed without any determination by the President.

“Change of Recommendation” means any of the actions set forth in clauses (A) through (G) of Section 7.3(d)(i).

“Chosen Courts” means the Court of Chancery of the State of Delaware or, if such court finds it lacks subject matter jurisdiction, the U.S. District Court for the District of Delaware (or if jurisdiction is not then available in the U.S. District Court for the District of Delaware (but only in such event), then in any Delaware State court sitting in New Castle County) or any appellate court of any such courts.

“Code” means the Internal Revenue Code of 1986.

“Committee” means a committee composed of Alessandro Bogliolo and Antonio Belloni (the “Key Committee Members”) and up to two (2) additional Representatives of the Company and the Parent, respectively, with each Key Committee Member being permitted, but not required, to select one (1) such additional Representative subject to the reasonable approval of the other Key Committee Member.

“Company Benefit Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, benefit programs, benefit agreements, benefit Contracts, benefit policies or benefit arrangements (whether or not in writing), other than any plan to which the Company or any Subsidiary contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity, in each case, (i) which is sponsored, maintained or contributed to for the benefit of or relating to any current or former director, officer or employee of the Company or any its Subsidiaries or (ii) with respect to which the Company, any of its Subsidiaries or any of their Company ERISA Affiliates has or may have any liability.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the Restated Bylaws of the Company (as last amended on November 24, 2019).

“Company Charter” means the Restated Certificate of Incorporation of the Company (as last restated on May 16, 1996, and subsequently amended on May 20, 1999 and May 18, 2000).

“Company Debt” means the Credit Agreements and the Senior Unsecured Notes.

“Company Disclosure Letter” means the confidential disclosure letter delivered to Parent, Holding and Merger Sub by the Company prior to or concurrently with the execution and delivery of this Agreement.

“Company Equity Awards” means, collectively, Company Options, Company PSUs, and Company RSUs.

“Company ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Company IT Systems” means computers, computer systems, workstations, networks, servers, routers, hubs, circuits, switches, data communications lines, hardware, Software, databases and all other equipment and systems (including any outsourced systems and processes) used to process, store, maintain and operate data and functions used in connection with the business of the Company and its Subsidiaries, including systems to operate payroll, accounting, billing/receivables, payables, inventory, asset tracking, customer service and human resources functions.

“Company Material Contract” means any Filed Company Contract or Disclosed Contract.

“Company Option” means any option to purchase Shares under any Equity Plan.

“Company Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of the Company.

“Company Property” means all Owned Real Property and all Real Property Leases.

“Company PSU” means a performance stock unit granted pursuant to any Equity Plan that vests on the basis of time and the achievement of performance and pursuant to which the holder has a right to receive Shares or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company Reports” means the reports, forms, statements, certifications and documents required to be filed with or furnished by the Company to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date, and publicly filed or furnished, including publicly filed or furnished notes, exhibits, financial statements and schedules thereto and all other information incorporated therein by reference and any amendments and supplements thereto and those forms, statements, certifications, reports and documents publicly filed with or furnished to the SEC by the Company subsequent to the date of this Agreement, including publicly filed or furnished notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto.

“Company RSU” means a restricted stock unit granted pursuant to any Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive Shares or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company Stockholders Meeting” means the meeting of stockholders of the Company to be held to vote on the adoption of the Agreement, including any postponement or adjournment thereof.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of November 19, 2019, by and between the Company and Parent (together with any amendments, modifications or addenda thereto).

“Continuing Employees” means the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or its Subsidiaries.

“Contract” means any contract, subcontract, agreement, lease, license, sublicense, note, bond, loan, mortgage, indenture, consent, settlement, concession, conditional sales contract, purchase order, sales order, delivery order, task order, franchise, commitment or other instrument or obligation (whether written or oral), other than a Company Benefit Plan.

“Copyright” means any copyright and any other copyrightable subject matter, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“COVID-19 Measures” means (a) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order or recommendations of a Governmental Entity, or policy or recommendation of any landlord, mall, airport or department store, or (b) any commercially reasonable measures adopted by the Company or any of its Subsidiaries (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company and its Subsidiaries or (iii) otherwise substantially consistent with actions taken by Parent or any of its Subsidiaries or others in the industries and geographic regions in which affected businesses of the Company and its Subsidiaries operate, in each case in connection with or in response to the COVID-19 pandemic or any other global or regional health event, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Agreements” mean the Five Year Credit Agreement, dated as of October 25, 2018, by and among the Company and each other Subsidiary of the Company that is a borrower and is a signatory thereto and MUFG Bank, Ltd., as administrative agent, and various lenders party thereto and the Facility Agreement, dated as of June 24, 2019, by and among Tiffany & Co. (Shanghai) Commercial Company Limited, Bank of America, N.A., Shanghai Branch as coordinator, mandated lead arranger, bookrunner and facility agent and certain other banks and financial institutions party thereto as original lenders (each, together with any amendments, modifications or addendums from time to time thereto).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 and 801.

“Effective Time” means the date and time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL.

“Eligible Shares” means each Share issued and outstanding immediately prior to the Effective Time other than the Excluded Shares.

“Employee” means each officer or employee who, as of immediately prior to the Effective Time, is employed by the Company and its Subsidiaries.

“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, deed of trust, right of first offer, right of first refusal, lease, sub-lease, easement, encroachment, preemptive right, community property interest, security interest, adverse right or claim, ownership interest of other Persons, claim, prior assignment, other rights and interests of record or otherwise, or any other encumbrance of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same), excluding, in all cases, transfer or assignment restrictions imposed by applicable securities Laws (and any action of correlative meaning, to “Encumber”).

“Environmental Claim” means any Proceeding or Order alleging liability under or noncompliance with or violation of any Environmental Law.

“Environmental Law” means any Law concerning: (a) the pollution or protection of the environment, natural resources or human health and safety as it relates to any Hazardous Substance; or (b) the generation, manufacture, processing, distribution, handling, use, storage, treatment, transportation, disposal, Release or threatened Release of or exposure to any Hazardous Substance, but excluding, for the avoidance of doubt, any Law specifically concerning products liability.

“Equity Plans” means, collectively, the (a) 2014 Employee Incentive Plan, (b) 2005 Employee Incentive Plan, (c) 2017 Directors Equity Compensation Plan, and (d) the 2008 Directors Equity Compensation Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Competition Clearances” means the authorizations, consents, orders, approvals or waivers obtained from the European Union (European Commission), Canada (Competition Bureau), China (State Administration for Market Supervision), Japan (Japan Fair Trade Commission), Mexico (Comisión Federal de Competencia Económica), Russia (Federal Antimonopoly Service), South Korea (Korea Fair Trade Commission), Australia (Foreign Investment Review Board and Australian Competition and Consumer Commission) and Taiwan (Fair Trade Commission) with respect to the Merger under the applicable Laws of the foregoing jurisdictions, respectively.

“Excluded Shares” means, collectively, the Cancelled Shares and the Dissenting Shares.

“Export and Sanctions Regulations” means all applicable trade embargoes or economic or financial sanctions, antiboycott Laws, and export control Laws in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including OFAC’s Specially Designated Nationals and Blocked Persons List, and the U.S. Department of State, and economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United Nations Security Council, the European Union, or her Majesty’s Treasury of the United Kingdom.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Financing Sources” means the Persons (if any) that have committed to provide the Financing pursuant to any commitment letter, definitive financing agreement or otherwise and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Financing and their successors and assigns (in each case where Parent has notified the Company that such commitment letter or other agreement has been entered into and has identified to the Company the applicable Person (or Persons) that has committed to provide the Financing under such commitment letter or other agreement).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authorization” shall mean any permit, license, certification, franchise, certificate, approval, consent, commission, order, permission, variance, clearance, registration, qualification, exemption or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity.

“Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government, any department or agency thereof or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory or licensing authority, bureau, board, judicial or arbitral body, department, political subdivision, tribunal or instrumentality, whether domestic, foreign or supranational or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority or government sponsored enterprise.

“Hazardous Substance” means (a) any substance, material or waste that is listed, defined, regulated, classified or otherwise characterized as “hazardous,” “toxic,” “radioactive,” “pollutant” or “contaminant” or terms of similar meaning or effect under any Environmental Law and (b) petroleum or its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), radon, mold, fungi and other substances, including related precursors and breakdown products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (a) for borrowed money, whether current or funded, fixed or contingent, secured or unsecured (including deposits or advances of any kind to such Person), (b) evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment but excluding said obligations of such Person incurred in the Ordinary Course of Business), (d) for capitalized leases (as determined in accordance with GAAP) with respect to which such Person is the lessee, (e) pursuant to securitization or factoring programs or arrangements, (f) arising out of swaps, options, forward sales contracts, derivatives and other hedging, cap, collar or futures Contracts, financial instruments or arrangements, (g) letters of credit, performance bonds, bank guarantees, keepwells, and other similar Contracts or arrangements entered into by or on behalf of such Person or (h) pursuant to direct or indirect guarantees and arrangements having the economic effect of a guarantee (other than a clearing house guarantee) of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (h) of this definition (other than solely between or among any of Parent and its Wholly Owned Subsidiaries or solely between or among the Company and its Wholly Owned Subsidiaries), in each case including all principal, interest, penalties, fees, “make-whole” amounts, damages, reimbursements, costs of unwinding and other payments or liabilities due with respect thereto.

“Indemnified Parties” means, collectively, each present and former (determined as of the Effective Time) director or officer of the Company or any of its Subsidiaries (or other individuals performing similar functions), in each case, when acting in such capacity or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a Company Benefit Plan, at the request or benefit of the Company or any of its Subsidiaries, together with such individual’s respective heirs, executors or administrators.

“Insurance Policies” means any fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies, including any reinsurance policies and self-insurance programs and arrangements as well as any fidelity bonds covering the assets, business, equipment, properties, operations, directors, officers and employees of the Company and its Subsidiaries.

“Intellectual Property Rights” means all intellectual property or industrial property rights existing anywhere in the world, including: (a) Patents, (b) Trademarks, (c) Copyrights and rights in Software, (d) product designs and industrial designs, including registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) database rights and rights in data and collections of data, (f) Internet domain names, URLs, intellectual property rights in email addresses and social media handles, accounts and other identifiers, (g) rights of publicity and privacy, moral rights and rights of attribution and integrity, (h) Trade Secrets and (i) all rights in the foregoing and in other similar intangible assets, including all common law rights therein and all applications and registrations for the foregoing.

“Intervening Event” means any event, occurrence, fact, condition, change, development, circumstance or effect or cause thereof (“Effect”) occurring or arising after the date of this Agreement that is material to the Company and its Subsidiaries, taken as a whole, and (a) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board), which Effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the time the Requisite Company Vote is obtained and (b) does not in any way involve or relate to (i) an Acquisition Proposal, (ii) any changes in the market price or trading volume of the Company or Parent or the major stock indexes in the U.S. market, (iii) any changes in the Company’s credit ratings, (iv) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or market consensus earnings projections, in each case in and of itself or (v) any changes or conditions generally affecting the economies or the industries in which the Company and its Subsidiaries operate, except to the extent such Effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries (it being understood that with respect to each of the foregoing clauses (i) through (iv) the Effect giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred to the extent not otherwise excluded from this definition).

“IRS” means the U.S. Internal Revenue Service.

“Key Marks” means the following Trademarks: TIFFANY, TIFFANY & CO., TIFFANY BLUE BOX, the TIFFANY BLUE BOX design, TIFFANY BLUE® and the color Tiffany Blue.

“Knowledge” or any similar phrase means (a) with respect to the Company, the knowledge of the individuals set forth in Section 1.1 of the Company Disclosure Letter, and (b) with respect to Parent, Holding and Merger Sub, the knowledge of the individuals set forth in Section 1.1 of the Parent Disclosure Letter.

“Law” means any U.S. or non-U.S. federal, state, provincial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any Order.

“Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has had or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), business operations or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or to perform any of its obligations under this Agreement by the Outside Date; provided, however, in the case of clause (a) no Effect arising out of or resulting from any of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Company and any of its Subsidiaries operate, (ii) general economic or political conditions (including U.S.-China relations), commodity pricing or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, (iii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (iv) consequences resulting from the execution and delivery of this Agreement and/or the Original Merger Agreement or the public announcement or pendency of the transactions contemplated hereby or thereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers, designers, landlords or partners, (v) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (vi) any change in Law applicable to the Company’s business or GAAP (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak or escalation of hostilities (including the Hong Kong protests and the “Yellow Vest” movement), any acts of war (whether or not declared), sabotage (including cyberattacks) or terrorism, or any escalation or worsening of any such acts of hostilities, war, sabotage or terrorism threatened or underway from the date of the Original Merger Agreement through to the date of this Agreement, (viii) any hurricane, tornado, flood, earthquake or other natural disaster, (ix) any actions required to be taken or not taken by the Company or any of its Subsidiaries (other than the Company’s obligations under the first sentence of Section 7.1(a)) pursuant to this Agreement or the Original Merger Agreement, or, with Parent’s prior written consent (whether granted hereunder or pursuant to the Original Merger Agreement), (x) any Effect described in any of the Company Reports filed prior to the date of this Agreement, any written communication delivered by the Company to Parent pursuant to the Original Merger Agreement or discussed in Parent’s filings with the Court of Chancery of the State of Delaware in connection with the Merger Litigation or (xi) any outbreak of a virus, infectious disease, other contagion or public health event (including COVID-19 and any COVID-19 Measures), except, in the case of clauses (i), (ii), (vi), (vii) and (viii) to the extent such Effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries and geographical regions in which affected businesses of the Company and its Subsidiaries operate in respect of the business conducted in such industries and applicable geographical regions.

“Multiemployer Plans” means “multiemployer plans” as defined in Section 3(37) of ERISA.

“Non-U.S. Company Benefit Plan” means a Company Benefit Plan that is maintained primarily for the benefit of Employees outside of the United States.

“NYSE” means the New York Stock Exchange.

“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, the conduct by a Person of the relevant business in the ordinary course, which in the case of the Company or any of its Subsidiaries shall be deemed to include, without limitation, the manner in which the Company and its Subsidiaries have been operating at any time since the Original Signing Date through the date of this Agreement and any COVID-19 Measures taken by the Company and its Subsidiaries following the date of this Agreement.

“Organizational Documents” means with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating, stockholders or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person; and (b) all bylaws and voting agreements to which such Person is a party relating to the organization or governance of such Person.

“Other Anti-Bribery Laws” means, other than the FCPA, all anti-bribery, anti-corruption, anti-money-laundering and similar applicable Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any authorized agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries.

“Parent Board” means the board of directors of Parent.

“Parent Disclosure Letter” means the confidential disclosure letter delivered to the Company by Parent prior to or concurrently with the execution and delivery of this Agreement.

“Patents” means (a) patents and patent applications (including for utility and design patents), and statutory invention registrations, including divisionals, re-issues, re-examinations, continuations, continuations-in-part, revisions, supplementary protection certificates, renewals, extensions and substitutes thereof, and (b) inventions, including the right to file applications and priority rights associated therewith.

“Permitted Encumbrances” means: (a) Encumbrances for current Taxes or other governmental charges not yet due and payable and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business consistent with past practice relating to obligations as to which there is no default on the part of Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established or adequate disclosure has been made on the financial statements included in or incorporated by reference into the Company Reports filed at least two (2) Business Days prior to the date of this Agreement in accordance with GAAP; (c) Encumbrances, whether or not of record, that do not, and would not reasonably be likely to, individually or in the aggregate, materially impair the continued use, operation, marketability or value of the specific parcel of real property to which they relate; (d) other Encumbrances that do not, and would not reasonably be likely to, individually or in the aggregate, materially impair the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (provided, however, that this clause (d) shall not be taken into account as part of the definition of “Permitted Encumbrances” when such term is used in Article VII); (e) Encumbrances arising under or relating to this Agreement or the Original Merger Agreement; (f) licenses, covenants not to sue and similar rights under Intellectual Property Rights incurred not in connection with the borrowing of money or granting of a security interest; (g) Encumbrances that will be released or not in effect as of the Closing and (h) any Encumbrances expressly permitted under the Company Debt.

“Person” means any natural person, corporation (including not-for-profit), partnership (limited or general), group (as defined under Section 13 of the Exchange Act), limited liability company, company, joint venture, estate, trust, association, organization, Governmental Entity or other legal entity of any kind or nature and any permitted successors or assigns of such person.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information,” “personal data” or “PII”) provided by applicable Law, or by the Company or its Subsidiaries in any of their written and publicly published and posted privacy policies or privacy notices or contractual obligations to customers and other third parties, any information that identifies or could reasonably be used to identify an individual person as well as any information maintained in association with such information where such information would be considered personal information under applicable Law. Personal Information may relate to any individual, including a current, prospective, or former customer, end-user or employee of any Person, and may include information in any form or media, whether paper, electronic, or otherwise.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, transfer (including cross-border) or protection of Personal Information or Company IT Systems, including, as applicable, the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Health Insurance Portability and Accountability Act (“HIPAA”), Health Information Technology for Economic and Clinical Health Act (HITECH), Genetic Information Nondiscrimination Act (GINA), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“GDPR”) and any national laws supplementing the GDPR, California’s Shine the Light Law and similar Laws in other jurisdictions, state Laws concerning privacy policies and any and all applicable Laws requiring notification in connection with loss, theft, misuse or unauthorized access, use, modification or disclosure of Personal Information.

“Privacy Obligations” means the publicly published and posted agreements, notices and policies, and any obligations under any Contract to customers and other third parties, in each case, of the Company and any of its Subsidiaries, regarding collection, storage, use, disclosure, transfer or other processing, or the protection, of Personal Information.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, subpoena, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise commenced, brought, conducted or heard by or before or otherwise involving a Governmental Entity.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other authorized advisor or agent of such person, in each case acting in their capacity as such.

“Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at the Company Stockholders Meeting.

“Sanctioned Person” means one or more Persons that are (a) the subject of any sanctions, (b) located, organized, or resident in, or a government instrumentality of, a country or territory that is the subject of Export and Sanctions Regulations or (c) any entity that is owned or controlled by, or otherwise acting on behalf of, any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Unsecured Notes” means, collectively, any and all outstanding amounts of the Company’s 4.40% Series B Notes due July 2042, 3.80% Senior Notes due October 2024, 4.90% Senior Notes due October 2044 and 0.78% Senior Notes due August 2026.

“Software” means any (a) computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) and all documentation (including user manuals and other training documentation) relating to the foregoing.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, other than, with respect to the Company, TCO Reliance India Private Limited.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (with all references to fifteen percent (15%) in the definition of Acquisition Proposal deemed to reference eighty and 1/10th percent (80.1%)) that the Company Board has determined in good faith (after consultation with a financial advisor (of nationally recognized reputation) and outside legal counsel), taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and this Agreement, (a) to be reasonably likely to be consummated in accordance with its terms and (b) would result in a transaction more favorable to the stockholders of the Company (solely in their capacities as such) from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement proposed by Parent pursuant to Section 7.3(d)(ii)); provided that such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of Section 7.3.

“Tail Period” means the six (6) years from and after the Effective Time.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar takeover or anti-takeover statute or any similar Law.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes or the administration of any Laws relating to Taxes, including any amendment thereof, filed or supplied or required to be filed or supplied to any Taxing Authority.

“Taxes” means (a) federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, profits, license, occupation, windfall profits, premium, alternative or add-on minimum, registration, inventory, franchise, transfer, net income, gross receipts, capital gains, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, social security, unemployment, disability, use, real property, personal property, withholding, excise, estimated taxes, production, value added, ad valorem, occupancy and other taxes, duties or assessments in the nature of a tax, and (b) all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).

“Taxing Authority” means any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Third-Party Data” means any third-party databases, data feeds and data used in connection with the business of the Company and its Subsidiaries.

“Trade Secrets” means (a) any confidential or proprietary information which (i) is not publicly known and (ii) has commercial value because it is secret, and (b) any other trade secrets or confidential or proprietary information under applicable Law, including discoveries, models, methodologies, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer lists.

“Trademarks” means any registered or unregistered trademarks, trade names, business names, corporate names, brand names, brands, designs, trade dress, logos, slogans, identifying indicia, service marks, certification marks, collective marks, d/b/a’s, symbols, and other indicia of origin, including registrations and applications for registration thereof, and all goodwill associated therewith and symbolized thereby, including all renewals of the same.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.

“U.S. Company Benefit Plan” means each Company Benefit Plan (including any related trusts), other than Multiemployer Plans and Non-U.S. Company Benefit Plan.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person of which all of the equity or ownership interests of such other Person are directly or indirectly owned or controlled by such first Person.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant (regardless of whether breaching was the object of the act or omission).

1.2 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(b) All Preamble, Recital, Article, Section, Subsection, Company Disclosure Letter, Parent Disclosure Letter and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein and are hereby incorporated in and part of this Agreement as if set forth in full herein.

(c) Unless the context expressly otherwise requires, for purposes of this Agreement:

(i) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);

(ii) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(iii) words importing the masculine gender shall include the feminine and neutral genders and vice versa;

(iv) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of similar import;

(v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement;

(vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(vii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP;

(viii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(ix) the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement;

(x) all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires;

(xi) references to any Person or Governmental Entity include any successor to such Person or Governmental Entity, as applicable;

(xii) references in this Agreement to the “United States” or abbreviations thereof mean the United States of America and its territories and possessions; and

(xiii) references to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger.

(d) Except as otherwise specifically provided herein or the context expressly otherwise requires, the term “dollars” and the symbol “$” mean United States Dollars and all amounts in this Agreement shall be paid in United States Dollars, and in the event any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than United States Dollars, the United States Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to United States Dollars at the foreign exchange rates published in the Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time such amount, cost, fee or expense is paid, and in the event the resulting conversion yields a number that extends beyond two (2) decimal points, rounded to the nearest penny.

(e) Except as otherwise specifically provided herein, to the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties, such obligation shall be deemed satisfied if (i) such one or more Parties or Representatives thereof made such information or document available in any virtual datarooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement or otherwise delivered or provided such information or document to such other Party or Parties or its or their Representatives prior to the execution of this Agreement or (ii) such information or document is publicly available prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC to the extent not subject to any redactions or omissions.

(f) Except as otherwise specifically provided herein, (i) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York and (ii) when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.

(g) Except as otherwise specifically provided herein, (i) all references to any statute or regulation in this Agreement include the rules and regulations promulgated thereunder, and unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and (ii) all references to any Law in this Agreement shall be a reference to such Law as amended, modified, supplemented, re-enacted, consolidated or replaced as of the date of this Agreement.

(h) Except as otherwise specifically provided herein, (i) all references in this Agreement to any Contract, Organizational Document, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached or incorporated thereto and (ii) all references to this Agreement mean this Agreement (taking into account the provisions of Section 10.10(a)) as amended, supplemented or otherwise modified from time to time in accordance with Section 10.4.

(i) Inclusion of any matter or information in a Company Disclosure Letter or a Parent Disclosure Letter shall not be deemed to be an acknowledgement, agreement or admission that any such item or information (or any non-disclosed item or information of comparable or greater significance) is required to be disclosed under this Agreement, constitutes a violation of Law or a breach of Contract, is “material” or that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect. Any capitalized term used in any schedule, the Company Disclosure Letter or the Parent Disclosure Letter, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(j) The Parties agree and acknowledge that they have been represented by counsel during, and have participated jointly in, the negotiation, drafting and execution of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and the Parties irrevocably waive the application of any Law, holding or rule of construction favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1 The Merger. Upon the terms and subject to conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a Wholly Owned Subsidiary of Parent.

2.2 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall be effected by the electronic exchange of signatures by electronic transmission or, if such exchange is not practicable, at a Closing to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001 at 12:00 PM (Eastern Time) on the day no later than the fifth (5th) Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions) or at such other date, time and place (or by means of remote communication) as the Company and Parent may agree in writing; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, the Closing shall not take place prior to January 7, 2021. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties shall (i) cause the Certificate of Merger to be duly executed and properly filed with the Secretary of State of the State of Delaware as provided under the DGCL and (ii) make any and all other filings, recordings or publications required to be made by the Parties under the DGCL in connection with the Merger. The Merger shall become effective at the Effective Time.

2.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Capitalization Certificate. Five (5) Business Days prior to the Closing, the Company shall deliver a certificate in the form set forth in Section 2.5 of the Company Disclosure Letter, signed on behalf of the Company by an executive officer of the Company certifying as true, as of such date, the number of (i) outstanding Shares, (ii) Shares underlying Company Options, (iii) Shares with respect to Company PSUs and (iv) Shares with respect to Company RSUs.

ARTICLE III

CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1 The Certificate of Incorporation of the Surviving Corporation. At the Effective Time, by virtue of the Merger, the Company Charter shall be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except (i) the Company’s name shall not be amended, (ii) the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, and (iii) any provisions required to be included in the certificate of incorporation of the Surviving Corporation pursuant to Section 7.10 shall not be amended, altered or repealed), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended, restated or amended and restated as provided therein or by applicable Law.

3.2 The Bylaws of the Surviving Corporation. At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time (except (i) the name of the Company shall remain “Tiffany & Co.”, and (ii) any provisions required to be included in the Bylaws of the Surviving Corporation pursuant to Section 7.10 shall not be amended, altered or repealed) and as so amended shall be the Bylaws of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein, the Company Charter or by applicable Law.

3.3 Directors of the Surviving Corporation. Subject to applicable Law, the Parties shall take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation, incapacity or removal, as the case may be.

3.4 Officers of the Surviving Corporation. Except as otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation, incapacity or removal, as the case may be.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or holders of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:

(a) Merger Consideration. Subject to Section 4.2(g), each Eligible Share shall be automatically converted into the right to receive the Per Share Merger Consideration, shall be automatically cancelled and shall cease to exist, and each holder of Eligible Shares represented by a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in accordance with the terms of this Agreement.

(b) Treatment of Cancelled Shares. Each Share that is owned or held in treasury immediately prior to the Effective Time by the Company or any Wholly Owned Subsidiary of the Company and each Share that is owned immediately prior to the Effective Time by Parent or any Wholly Owned Subsidiary of Parent (including Holding and Merger Sub) shall be automatically cancelled without payment of any consideration therefor and shall cease to exist (collectively, the “Cancelled Shares”).

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, collectively, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder of record who did not vote in favor of the adoption of this Agreement and is entitled to demand and validly demands appraisal of such Shares pursuant to, and complies in all respects with, Section 262 of the DGCL (any such shares meeting the requirements of this sentence, the “Dissenting Shares”) shall not be converted into the right to receive Per Share Merger Consideration, but instead, at the Effective Time, shall be converted into the right to receive payment of such amounts that are payable in accordance with Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL); provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Per Share Merger Consideration in accordance with the terms of this Agreement. The Company shall give prompt written notice to Parent of any demands received by the Company for the appraisal of any Shares (or written threats thereof), of any withdrawals (purported or otherwise) of such demands and of any other documents or instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL and any alleged dissenters’ rights. Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, and Parent shall not direct the Company to, without the written consent of the Company, make any payment or demand with respect to, or settle or compromise or offer to settle or compromise, any such payment or demand, or agree to do any of the foregoing.

4.2 Exchange of Certificates and Delivery of Merger Consideration.

(a) Deposit of Merger Consideration and Paying Agent.

(i) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as payment agent (the “Paying Agent”) for the payment of the aggregate Per Share Merger Consideration in accordance with the terms of this Agreement.

(ii) At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the aggregate Per Share Merger Consideration payable in respect of the Eligible Shares pursuant to this Section 4.2(a) (such cash, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 4.2(a) except as expressly provided for in this Agreement.

(b) Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the Paying Agent shall invest the Exchange Fund as directed by Parent (after the Effective Time, on behalf of the Surviving Corporation); provided that (i) no such investment shall relieve Parent or the Paying Agent from making (or causing to be made) the payments required by this Article IV, and following any losses below the level required to make prompt cash payments of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly provide (or cause to be provided) additional funds to the Paying Agent for the benefit of the holders of Eligible Shares in the amount required so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments, (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-l or P-l or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the sole exclusive property of Parent (or such other Person caused by Parent to deposit the Exchange Fund, as the case may be) and paid to Parent (or such other Person caused by Parent to deposit the Exchange Fund, as the case may be) upon its request (after the Effective Time, on behalf of the Surviving Corporation).

(c) Procedures for Surrender.

(i) As soon as reasonably practicable after the Effective Time (but in any event within five (5) Business Days of the Closing Date), Parent shall cause the Paying Agent to mail or otherwise provide each holder of record of Eligible Shares that are (A) represented by Certificates or (B) Book-Entry Shares notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(f)) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request), as applicable, such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(f)) or such Book-Entry Shares to the Paying Agent in exchange for the portion of the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1(a).

(ii) Upon surrender to the Paying Agent of Eligible Shares that (A) are represented by Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(f)), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying Agent and (B) are Book-Entry Shares, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.2(c)(ii), pursuant to such materials and instructions as contemplated by Section 4.2(c)(i), the holder of the Eligible Shares represented by such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g), as applicable) equal to the product obtained by multiplying (1) the number of Eligible Shares represented by such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(f)) or such Book-Entry Shares by (2) the Per Share Merger Consideration.

(iii) For the avoidance of doubt, no profit, interest or income will be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares.

(iv) In the event of a transfer of ownership of any Eligible Shares represented by a Certificate that is not registered in the stock transfer books or ledger of the Company or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates may be issued to such a transferee if the Certificate or Certificates is or are properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. Payment of the applicable portion of the aggregate Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.

(d) Transfers. All Per Share Merger Consideration paid upon the surrender of a Certificate or Book-Entry Share in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to such Eligible Shares formerly represented by such Certificates or Book-Entry Shares. From and after the Effective Time, the stock transfer books or ledger of the Company shall be closed and there shall be no further transfers on the stock transfer books or ledger of the Surviving Corporation of the Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share formerly representing any Eligible Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(e) Termination of Exchange Fund.

(i) Any portion of the Exchange Fund (including the proceeds of any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for twelve (12) months from and after the Closing Date shall be delivered to Parent (or such other Person caused by Parent to deposit the Exchange Fund, as the case may be) or the Surviving Corporation, as determined by Parent. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.2 shall thereafter look only to the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) in respect thereof (without any interest thereon).

(ii) Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificates or Book-Entry Shares shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any Per Share Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Per Share Merger Consideration payable in accordance with this Article IV shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in a form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such lost, stolen or destroyed Certificate, the Paying Agent shall, in exchange for such Certificate, issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product obtained by multiplying (i) the number of Eligible Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.

(g) Withholding Rights. Each of Parent, the Company, the Surviving Corporation and the Paying Agent (and any of their Affiliates) shall be entitled to (i) deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts (x) shall be timely remitted to the applicable Governmental Entity and (y) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.3 Treatment of Equity Awards.

(a) Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the per-share exercise price for such Company Option, multiplied by (ii) the total number of Shares underlying such Company Option (the “Company Option Consideration”); provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be canceled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company Option the Company Option Consideration (if any), less any required withholding Taxes, within two (2) Business Days following the Effective Time.

(b) Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional Shares with respect to such Company PSU plus (B) the product of (i) the total number of Shares subject to such Company PSU (including for the avoidance of doubt any dividend equivalent units credited in respect of Company PSUs) immediately prior to the Effective Time, multiplied by (ii) the Per Share Merger Consideration (the “Company PSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company PSU the Company PSU Consideration, less any required withholding Taxes, within two (2) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(c) Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional Shares with respect to such Company RSU plus (B) the product of (i) the total number of Shares underlying such Company RSU (including for the avoidance of doubt any dividend equivalent units credited in respect of Company RSUs), multiplied by (ii) the Per Share Merger Consideration (the “Company RSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company RSU the Company RSU Consideration, less any required withholding Taxes, within two (2) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(d) Company Actions; Cooperation. Prior to the Closing Date, the Company Board or a committee thereof shall have adopted resolutions to approve the treatment of the Company Equity Awards in accordance with this Section 4.3. Notwithstanding anything herein to the contrary, with respect to the Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in this Section 4.3.

4.4 Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the holders of Shares as well as Parent, Holding and Merger Sub the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

4.5 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation its full right, title or interest in, and possession to all assets, property, rights, privileges, powers and franchises of each of the Company and Merger Sub, then the directors and officers of the Surviving Corporation shall be fully authorized in the name and behalf of the Company or otherwise to take all such lawful actions as may be necessary or desirable to accomplish such purpose or acts or to carry out this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the Company Reports publicly filed at least two (2) Business Days prior to the date of this Agreement and made available to Parent (to the extent that the relevance of any such disclosure with respect to any section of this Agreement is reasonably apparent on its face), but excluding, in each case, any exhibits or schedules to the Company Reports or disclosures set forth or referenced under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or any similar section (it being understood that this clause (i) shall not apply to Section 5.1, Section 5.2, Section 5.3 or Section 5.4) or (ii) in the corresponding sections of the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Parent, Holding and Merger Sub that, (x) in respect of the entirety of Article V (other than in respect of Section 5.1(a), Section 5.3, Section 5.20, Section 5.21 and Section 5.22), as of the Original Signing Date, and (y) in respect of Section 5.1(a), Section 5.3, Section 5.20, Section 5.21 and Section 5.22, as of the date hereof (in the case of both (x) and (y), except for any such representation and warranty (or part thereof) that expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time):

5.1 Organization, Good Standing and Qualification.

(a) The Company and, as of the Original Signing Date, its “significant subsidiaries” (as defined by Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power to carry on its business as currently conducted. As of the Original Signing Date, except as would not be reasonably likely to be material to the Company and its Subsidiaries taken as a whole, each other Subsidiary of the Company is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power to carry on its business as currently conducted. Each of the Company and, as of the Original Signing Date, its Subsidiaries is duly licensed or qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of the Company and, as of the Original Signing Date, its Subsidiaries has the full power and authority required to own, lease and operate the properties and assets it purports to own, lease and operate, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has made available to Parent copies of the Company’s Organizational Documents, each as amended, restated or amended and restated prior to the Original Signing Date, and each as made available to Parent is in full force and effect, and neither the Company nor, as of the Original Signing Date, any of its Subsidiaries is in violation of any provision of its respective Organizational Documents, except, in the case of the Subsidiaries of the Company, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Section 5.1(b) of the Company Disclosure Letter lists all Subsidiaries of the Company together with (i) the jurisdiction of organization of each such Subsidiary, (ii) for each such Subsidiary that is not wholly owned (directly or indirectly) by the Company, the percentage of issued and outstanding shares of capital stock or share capital owned directly or indirectly by the Company and (iii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than the Company or any Subsidiary (other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Person). No Subsidiary of the Company owns any Shares.

5.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 240,000,000 Shares, of which 119,943,050 Shares were outstanding as of the close of business on October 31, 2019 (the “Capitalization Date”), and 2,000,000 shares of Company Preferred Stock, none of which were outstanding as of the Original Signing Date. All of the outstanding Shares have been, and all of the Shares reserved for issuance with respect to the Company’s Equity Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable. The Company has a number of Shares reserved for issuance equal to at least the number of Company equity or equity-based awards outstanding and any equity or equity-based awards that may be issued by the Company following the Original Signing Date and before the Closing Date pursuant to and in accordance with the terms of the Original Merger Agreement and/or this Agreement. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by the Company or by a Wholly Owned Subsidiary of the Company, free and clear of any Encumbrance (other than Permitted Encumbrances). Since the Capitalization Date, the Company has not issued, granted or repurchased any shares of its capital stock, voting or equity interests or any securities convertible into or exercisable into any shares of its capital stock, voting or equity interests, including for the avoidance of doubt, any Company Options, Company PSUs or Company RSUs, other than pursuant to the outstanding Company Equity Awards and other than shares of its capital stock, voting or equity interests issued or granted in compliance with the Original Merger Agreement or Section 7.1(a)(xviii). At the close of business on the Capitalization Date, there were outstanding (1) Company Options to purchase an aggregate of 2,385,796 Shares, (2) Company PSUs (including for the avoidance of doubt any dividend equivalent units credited in respect of Company PSUs) with respect to an aggregate of 449,248 Shares (based on the total number of units awarded under each grant), (3) Company RSUs (including for the avoidance of doubt any dividend equivalent units credited in respect of Company RSUs) with respect to an aggregate of 578,502 Shares. Except for the capital stock of, or other equity or voting interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or other equity or voting interests in any Person (or any security or other right, Contract or commitment convertible into or exercisable or exchangeable for, any capital stock of, or other equity or voting interest in any Person). Neither the Company nor any of its Subsidiaries is party to any partnership, joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its Wholly Owned Subsidiaries) that is material to the Company and its Subsidiaries (taken as a whole). The certificate delivered pursuant to Section 2.5, when delivered, will be true and correct in all respects.

(b) Section 5.2(b) of the Company Disclosure Letter lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, by holder (on an anonymized basis), including (i) the type of award and number of Shares related thereto (and, with respect to Company PSUs, the total number of units awarded under each grant), (ii) the name of the Equity Plan under which the award was granted, (iii) date of grant, (iv) exercise price and (v) the country of tax residency of the applicable holder under the Company’s payroll records.

(c) Except as set forth in Section 5.2(a) or Section 5.2(b), there are no preemptive, antidilutive or other outstanding rights, subscriptions, options, warrants, conversion rights, exchangeable rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights (whether or not currently exercisable) of any kind that obligate the Company or any of its Subsidiaries to issue, transfer, exchange, register, redeem, acquire or sell any shares of capital stock, equity or voting interest or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for, purchase or acquire any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Shares on any matter.

(e) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, the Company or any of its Subsidiaries.

5.3 Corporate Authority and Approval.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Requisite Company Vote. Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder, subject, in the case of the consummation of the Merger, to obtaining the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent, Holding and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, the Requisite Company Vote is the only approval of the Shares or any class or series of securities of the Company necessary to approve or adopt this Agreement and the transactions contemplated by this Agreement.

(b) The Company Board, at a meeting duly called and held at which the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the DGCL, duly adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) declaring that it is in the best interests of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (C) directing that the adoption of this Agreement be submitted to a vote at the Company Stockholders Meeting to be held as set forth in Section 7.5 and (D) recommending that the holders of Shares adopt this Agreement (the “Company Recommendation”), which resolutions, except to the extent expressly permitted by Section 7.3, have not been rescinded, modified or withdrawn in any way. Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, no further corporate action is required by the Company Board in order for the Company to approve this Agreement or the transactions contemplated hereby, including the Merger.

5.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (ii) the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (1) under the HSR Act and other applicable Antitrust Laws, (2) with the SEC of a proxy statement relating to the Company Stockholders Meeting and other filings required in connection with the Merger under the Exchange Act, (3) required to be made with the NYSE, (4) with CFIUS related to obtaining CFIUS Approval and (5) as set forth in Section 5.5(a)(ii)(4) of the Company Disclosure Letter (collectively, the “Company Approvals”), as applicable, no expirations of waiting periods are required and no material filings, notices, reports, consents, registrations, approvals, permits, orders, declarations, licenses or authorizations are required to be made by the Company with, nor are any required to be made or obtained by the Company with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement do not and will not: (i) assuming the Requisite Company Vote is obtained, constitute or result in a conflict, breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation under, any provision of any Contract (other than any Real Property Lease) binding upon the Company or any of its Subsidiaries, (iii) result in the creation or imposition of any Encumbrance, other than any Permitted Encumbrance, on any property or asset of the Company or any of its Subsidiaries pursuant to any Contract (other than any Real Property Lease) binding upon the Company or any of its Subsidiaries or (iv) assuming (solely with respect to performance of this Agreement and the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained and compliance with the matters referred to in Section 5.4(a) above, conflict with or violate any Law to which the Company, any of its Subsidiaries is subject, except, in the case of clauses (ii), (iii) or (iv) of this Section 5.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.5 Compliance with Laws; Licenses.

(a) Compliance with Laws.

(i) The Company and its Subsidiaries are and, since the Applicable Date, have been, in compliance with all Governmental Authorizations and Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or any of their business or operations, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and each of its Subsidiaries have all Governmental Authorizations necessary to conduct their respective businesses as presently conducted and to own, operate and lease their properties and assets, except where the failure to have any such Governmental Authorization would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Applicable Date, the Company has not received any written notice from any Governmental Entity regarding (A) any actual or possible violation of any Law or Governmental Authorization, or any failure to comply in any respect with any term or requirement of any Governmental Authorization that have not been cured as of the date of this Agreement or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, in each case of clause (A) or clause (B), other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) The Company is in compliance in all material respects with (A) the applicable listing and corporate governance rules and regulations of the NYSE and (B) the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to it. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its controlled Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(b) FCPA and Other Anti-Bribery Laws.

(i) The Company, its Subsidiaries, their respective directors and officers and, to the Knowledge of the Company, employees, agents and other Persons acting for or on behalf of the Company or its Subsidiaries are in compliance with and, for the past five (5) years, have complied with the FCPA and the Other Anti-Bribery Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

(ii) For the past five (5) years, none of the Company, any of its Subsidiaries, any of their respective directors or officers or, to the Knowledge of the Company, employees, agents or other Persons acting for or on behalf of the Company or its Subsidiaries have, in any material respect, corruptly paid, offered or promised to pay, or authorized or ratified such corrupt payment, directly or indirectly, of any monies or anything of value to any official or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity (including any official or employee of any entity directly or indirectly owned or controlled, in whole or in part, by any Governmental Entity or sovereign wealth fund) or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage.

(iii) Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries is involved in any Proceeding relating to, or since the Applicable Date, has received a written request for information or written communication alleging its non-compliance with, the FCPA or any of the Other Anti-Bribery Laws from any Governmental Entity. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws.

(c) Export and Sanctions Regulations.

(i) The Company and each of its Subsidiaries are in compliance in all material respects and, for the past five (5) years, have been in compliance in all material respects with the Export and Sanctions Regulations. For the past five (5) years, neither the Company nor any of its Subsidiaries nor any of their respective directors or executive officers, or, to the Knowledge of the Company, other officers, employees, agents or Representatives, to the extent acting in their capacity as such, has (A) been organized, operated, or resided in or (B) engaged, directly or indirectly, in any dealings or transactions in Cuba, Iran, North Korea, Sudan (prior to October 12, 2017), Syria, the Crimea region of the Ukraine or any country or territory that (or with any Person who) is or was the subject of sanctions at the time of the dealing or transaction.

(ii) Neither the Company nor any of its Subsidiaries is involved in any Proceeding relating to, or during the past five (5) years has received a written request for information or any other form of communication from any Governmental Entity nor are there any judgements imposed (or threatened to be imposed) upon the Company or any of its Subsidiaries by or before a Governmental Entity, in each case, in connection with any actual or alleged material violation of any Export and Sanctions Regulations. The Company and its Subsidiaries maintain, and for the past five (5) years have maintained, policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations by the Company and its Subsidiaries and their respective, directors, officers, employees, agents and representatives.

(iii) Neither the Company nor any of its Subsidiaries is, or is owned, fifty percent (50%) or more, directly or indirectly, by, controlled by, or otherwise acting on behalf of a Sanctioned Person.

5.6 Company Reports.

(a) Since the Applicable Date, the Company has filed with or furnished to the SEC, as applicable, on a timely basis, all Company Reports.

(b) Each of the Company Reports filed or furnished since the Applicable Date, at the time of its filing with or being furnished to the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively, and if amended or supplemented, on the date of such amendment or supplement), complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, including the rules and regulations promulgated thereunder. As of their respective dates or, if amended or supplemented, as of the date of such amendment or supplement (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company Reports filed or furnished since the Applicable Date have not, and will not (as applicable), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Since the Applicable Date through the Original Signing Date, there are no amendments or modifications to the Company Reports that were required to be filed with (or furnished to) the SEC prior to the Original Signing Date.

(c) Since the Applicable Date through the Original Signing Date, the Company has not received any comment letters from the staff of the SEC relating to the Company Reports.

(d) None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or 15d of the Exchange Act.

5.7 Disclosure Controls and Procedures and Internal Control over Financial Reporting.

(a) The Company (with respect to itself and its consolidated Subsidiaries) has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to, and since the Applicable Date, have been reasonably designed to, ensure that all material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer, its principal financial officer or those individuals responsible for the preparation of the consolidated financial statements of the Company included in the Company Reports to allow timely decisions regarding required disclosure and to make the certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) The Company (with respect to itself and its consolidated Subsidiaries) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c) Since the Applicable Date, the Company has disclosed, based on the most recent evaluation of its disclosure controls and procedures and internal control over financial reporting by its executive officer and its chief financial officer prior to the Original Signing Agreement, to the Company’s auditors and the Audit Committee, (i) any “significant deficiencies” in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Audit Committee any “material weaknesses” in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has no “significant deficiencies” or “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information.

(d) From the Applicable Date until the Original Signing Date no material complaints, allegations, assertions, claims or notifications from any source regarding the Company’s accounting, internal accounting controls or auditing practices, procedures or methods have been reported in writing to the Audit Committee by the Company’s head of internal audit.

(e) To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or outstanding SEC comment.

(f) To the Knowledge of the Company, there are no pending SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case, regarding any accounting practices of the Company. To the Knowledge of the Company, at no time since the Applicable Date through the Original Signing Date has there been any internal investigation of the Company or any of its Subsidiaries regarding revenue recognition or other accounting or auditing issues discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company Board or any committee thereof.

(g) To the Knowledge of the Company, since the Applicable Date and prior to the Original Signing Date, (i) no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

5.8 Financial Statements; No Undisclosed Liabilities.

(a) Financial Statements. Each of the consolidated financial statements (including the related notes) included in or incorporated by reference into the Company Reports filed since the Applicable Date was prepared and fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will be prepared and will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated financial statements included in, or incorporated by reference into, the Company Reports filed since the Applicable Date was prepared and fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will be prepared and will fairly present in all material respects the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto and in the case of Company Reports filed after the date of this Agreement, as has not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(b) No Undisclosed Liabilities.

(i) Except for obligations and liabilities (A) reflected or reserved against in the Company’s most recent audited financial statements included in or incorporated by reference into the Company Reports filed prior to the Original Signing Date, (B) incurred in the Ordinary Course of Business consistent with past practice since the date of such consolidated balance sheet, (C) permitted or contemplated in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement or the Original Merger Agreement or (D) incurred pursuant to Contracts binding on the Company or any of its Subsidiaries or pursuant to which their respective properties and assets are bound (other than those resulting from a breach of such Contract or Permit), there are no obligations or liabilities of the Company or any of its Subsidiaries of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, whether or not absolute, accrued, known, unknown, contingent or otherwise and whether or not required to be disclosed or any other facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except as have not had, and would not, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company Reports.

5.9 Litigation.

(a) Section 5.9(a) of the Company Disclosure Letter sets forth a true and complete list of each lawsuit with a potential amount in controversy estimated to equal or exceed $5,000,000 that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no Proceedings material to the Company and its Subsidiaries (taken as a whole) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) There is no Order outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

5.10 Absence of Certain Changes.

(a) Since July 31, 2019, and through the Original Signing Date, except in connection with the execution and delivery of the Original Merger Agreement and the consummation of the transactions contemplated by the Original Merger Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

(b) Since July 31, 2019, and through the Original Signing Date, there has not been any event, change, development, circumstance, fact or effect materially adverse to the financial condition, assets, liabilities (contingent or otherwise), business operations or results of operations of the Company and its Subsidiaries (taken as a whole) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(c) Since January 1, 2019, and through the Original Signing Date, the Company has not made, declared or paid any dividend or any other distribution, except for (i) $0.55 per Share in cash (declared on February 21, 2019), (ii) $0.58 per Share in cash (declared on June 4, 2019), (iii) $0.58 per Share in cash (declared on August 15, 2019) and (iv) $0.58 per Share in cash (declared on November 21, 2019).

5.11 Company Material Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 5.11(b) of the Company Disclosure Letter sets forth a true and complete list of each of the following Contracts in effect as of the Original Signing Date and to which the Company or any of its Subsidiaries is a party or is otherwise bound, except for Original Merger Agreement (any Contract so disclosed or required to be so disclosed, a “Disclosed Contract”):

(i) any Contract (other than solely among Wholly Owned Subsidiaries of the Company) relating to Indebtedness for borrowed money (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $30,000,000;

(ii) any Contract pursuant to which the Company or any of its Subsidiaries (A) grants or obtains any right to use or register any material Intellectual Property Rights or Key Marks (other than standard Contracts granting to the Company or any of its Subsidiaries rights to use readily available “off-the-shelf” commercial software, non-exclusive (or, in respect of rights granted to the Company’s or its Subsidiaries’ distributors under trade agreements, exclusive or non-exclusive) licenses granted in connection with distribution agreements entered into in the Ordinary Course of Business and non-exclusive licenses granted or received in the Ordinary Course of Business consistent with past practice), or (B) is restricted in its rights, or permits other Persons, to use or register any material Intellectual Property Rights or Key Marks, including any license agreements, coexistence agreements, and covenants not to sue (other than non-exclusive licenses granted to other Persons in the Ordinary Course of Business consistent with past practice and licenses granted in connection with distribution agreements entered into in the Ordinary Course of Business);

(iii) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture entity material to the Company and its Subsidiaries taken as a whole, except for any such Contract solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries;

(iv) any Contract relating to the acquisition or disposition of any business or any assets that constitute a business or business unit or division of any Person (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into after the Applicable Date or which otherwise contains outstanding obligations on the part of the Company or any of its Subsidiaries with respect to indemnification (other than for customary fundamental matters, including in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and obligations to indemnify directors and officers or other individuals performing similar functions pursuant to acquisition agreements) or material restrictions on the Company’s or a Subsidiary’s business activities or (B) pursuant to which the Company or any of its Subsidiaries reasonably expects to be required to pay any earn-out, deferred or other contingent payments with a value in excess of $500,000 individually or $3,000,000 in the aggregate;

(v) any Contract that contains a put, call, right of first refusal, right of first offer or similar right or obligation pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, all or any substantial part of any material assets, rights or properties of the Company or any of its Subsidiaries;

(vi) any Contract that (A) purports to materially restrict the ability of the Company or any of its controlled Affiliates or, at or after the Effective Time, Parent of any of its controlled Affiliates from (1) engaging in any business or competing in any business with any Person, (2) operating its business in any manner or location, in each case, other than with respect to soliciting or hiring employees or (3) acquiring assets or securities of another (whether through a standstill or otherwise), or (B) would require the disposition of any material assets or line of business of the Company or its controlled Affiliates or acquisition of any material assets or line of business of any Person or, at or after the Effective Time, Parent or any of its controlled Affiliates, other than, in each case, radius restrictions in any retail leases of the Company and its Subsidiaries and any such restrictions resulting from rights granted to the Company’s distributors under Contracts entered into in the Ordinary Course of Business;

(vii) any Contract that restricts the ability of the Company or any of its Subsidiaries to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity or voting interests;

(viii) any voting agreement, voting trust, stockholder agreement or registration rights agreement to which the Company or any of its Wholly Owned Subsidiaries is a party;

(ix) any material Contract with a designer for products of the Company that are, as of the Original Signing Date, currently distributed or in the Company’s inventory (other than, for the avoidance of doubt, any such Contracts (A) relating to the design of the Company’s retail stores, (B) with vendors on the Company’s standard merchandise list that supply finished good products or (C) with employees or independent contractors engaged to conduct design work for the Company or any of its Subsidiaries);

(x) any Collective Bargaining Agreement;

(xi) any Contract containing a mortgage, pledge, security agreement, deed of trust or similar Encumbrance (other than any Permitted Encumbrance) on any property or assets material to the Company and its Subsidiaries (taken as a whole);

(xii) any Contract (including customer, client and supply Contracts), other than real property leases, that involved annual consideration (whether or not measured in cash) of greater than $15,000,000 during the fiscal year ended January 31, 2019, except for any such Contract entered into in the Ordinary Course of Business, any purchase order, any invoice or any Contract that may be canceled, without material penalty or other liability to the Company or any of its Subsidiaries, upon notice of ninety (90) days or less;

(xiii) any Contract with any of the twenty (20) largest product and/or raw materials suppliers of the Company and its Subsidiaries, taken as a whole, determined on the basis of payments made to the applicable supplier by the Company and its Subsidiaries, taken as a whole, for the 12-month period ended January 31, 2019 (collectively, the “Material Suppliers”) that has a term greater than one year and is not terminable without penalty upon notice of ninety (90) days or less, other than quotes, purchase orders, invoices or Contracts that are not a main agreement governing the supply relationship between the applicable Material Supplier and the Company;

(xiv) any Contract providing for any settlement of any Proceeding that (A) imposes material future limitations on the operation of the Company and its Subsidiaries or (B) involves payments after January 31, 2019 in excess of $5,000,000; and

(xv) any Contract entered into with any director, officer or other Affiliate of the Company or any of its Subsidiaries, or any entity in which any such Person has a direct or indirect material interest, other than a Company Benefit Plan, required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(c) A true and complete copy of each Company Material Contract (including all material amendments or waivers thereto), but subject to redactions reasonably apparent on the face of such copy of the Company Material Contract, has been made available to Parent or its Representatives. Except for expirations in the Ordinary Course of Business and in accordance with the terms of such Company Material Contract, each Company Material Contract is valid and binding on the Company and/or one or more of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no breach or event of default under any such Contracts by the Company or any of its Subsidiaries or, as of the Original Signing Date to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, result in a Material Adverse Effect. To the Knowledge of the Company, as of the Original Signing Date neither the Company nor any of its Subsidiaries has received any written indication or notice from, the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate or cancel (or exercise any call or put option with respect to) any Company Material Contract (whether as a result of a change of control or otherwise).

5.12 Employee Benefits.

(a) Section 5.12(a) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan (other than individual employment agreements or offer letters with Employees with an annual base salary less than $350,000).

(b) The Company has made available to Parent a correct and complete copy of the following items with respect to material U.S. Company Benefit Plans (other than individual employment agreements or offer letters with Employees with an annual base salary less than $350,000): (i) the plan document or other governing Contract, including all related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) for the most recent plan year, the IRS Form 5500 and all schedules thereto, (iii) the most recently distributed summary plan description and any summary of material modifications thereto, (iv) written summaries of all non-written Company Benefit Plans, (v) the most recently received IRS determination letter or opinion letter, as applicable and (vi) the most recently prepared financial statements, if applicable.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) each U.S. Company Benefit Plan has been established, operated and administered incompliance with its terms and applicable Laws, including ERISA and the Code, and (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each U.S. Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all respects.

(d) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(e) Neither the Company nor any Company ERISA Affiliate has maintained, sponsored, contributed to in the last six (6) years or has any current or contingent liability under or with respect to: (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA; (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (iii) Multiemployer Plan; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No current or former employee, officer, director, consultant or other service provider of the Company is or may become entitled under any “employee benefit plan” within the meaning of Section 3(3) of ERISA to receive health, life insurance or other welfare benefits (whether or not insured), beyond retirement or other termination of service, other than (A) coverage mandated by applicable Law (including, without limitation, health continuation coverage as described in Part 6 of Title I(B) of ERISA) or pursuant to any Collective Bargaining Agreement, (B) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (C) benefits that are not inconsistent with customary labor practices in the applicable jurisdiction, and (D) under any individual employment agreements or arrangements with the employees as set forth on Section 5.12(a) of the Company Disclosure Letter.

(f) With respect to any Company Benefit Plan, (i) no material Proceedings (other than routine claims for benefits), are pending, or, to the Knowledge of the Company, threatened in writing against such Company Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Company Benefit Plan with respect to the operation thereof, and (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such material Proceeding.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries to material severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due under any Company Benefit Plan, (iii) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any liability to the Company and its Subsidiaries under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, (i) all Non-U.S. Company Benefit Plans comply in all respects with applicable Law, (ii) all liabilities of the Company and its Subsidiaries with respect to any such Non-U.S. Company Benefit Plan are funded to the extent required by applicable Law or the plan terms or have been accrued to the extent required by U.S. GAAP or other applicable accounting rules, and (iii) there is no pending or, to the Knowledge of the Company, threatened litigation relating to Non-U.S. Company Benefit Plans.

(i) No person is entitled to receive any additional payment (including any tax gross up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 or Section 409A of the Code.

(j) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in documentary compliance with, and is in operational compliance with, Section 409A of the Code.

5.13 Labor Matters.

(a) There are no collective bargaining, works council or similar labor-related agreements, Contracts, arrangements or understandings, with any labor union, labor organization, employee association, works council, or other employee-representative bodies, other than industry-wide or statutorily mandated agreements in non-U.S. jurisdictions, (each, a “Collective Bargaining Agreement”) that pertain to any employees of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries are parties or bound, nor is any such labor-related agreement currently being negotiated by the Company or any of its Subsidiaries, other than amendments to Collective Bargaining Agreements required by applicable Law or the terms of such Collective Bargaining Agreement. No labor union, labor organization, trade union, works council, or group of employees of the Company represents employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, there are, and since the Applicable Date, have been, no actual or, to the Knowledge of the Company, threatened organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations, charges, complaints or grievances, or other labor disputes against or affecting the Company or any of its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or enter into any consultation or bargaining procedure with, any labor union, labor organization or works council, which represents any employee, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, and since the Applicable Date, have been, in compliance with (i) all Collective Bargaining Agreements, employment agreements, employment policies, and severance agreements, in each case, to which the Company or any of its Subsidiaries is party or bound and (ii) all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, including workplace discrimination and harassment, sexual harassment, occupational safety and health, workers’ compensation, immigration, employee leave issues, equal opportunity, affirmative action (including with respect to Executive Order 11246), plant closures and layoffs, employee and worker classification and wages and hours, and are not and have not engaged in any unfair labor practice. Since the Applicable Date, none of Company or any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining notification Act of 1988 or any similar foreign, state or local Law that remains unsatisfied.

(c) None of the Company or its Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor that involves allegations relating to sexual harassment by an executive officer of the Company. To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment have been made against a current or former executive officer of the Company.

(d) Except for any violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no employee of the Company at the executive officer level is in any respect in violation of any nondisclosure agreement, non-competition agreement or other restrictive covenant: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

5.14 Environmental Matters. Except as would not, individually or in the aggregate, result in a Material Adverse Effect: (i) the Company and its Subsidiaries are and have at all times since the Applicable Date been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations required by Environmental Laws; (ii) to the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Substance which would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) there are no Environmental Claims pending against or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, and there are no facts, conditions or circumstances that would be reasonably expected to result in such a claim against the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries is subject to any Order or other agreement with any Governmental Entity relating to liabilities or obligations under any Environmental Law.

5.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Taxing Authority and all such filed Tax Returns are correct and complete, (ii) have paid all Taxes that are due (except for Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP), (iii) have withheld, collected and paid all Taxes required to have been withheld, collected and paid in connection with amounts paid or owing to or from any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes) (except for Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP), (iv) have complied in all respects with all information reporting (and related withholding) and record retention requirements and (v) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, the income Tax Returns of the Company and each of its Subsidiaries for all years up to and including December 31, 2009 have been examined by the IRS or other Taxing Authorities of the relevant jurisdiction or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(c) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, no deficiency with respect to Taxes has been proposed or asserted in writing or assessed by any Taxing Authority against the Company or any of its Subsidiaries and there are no pending or, to the Knowledge of the Company, threatened in writing Proceedings regarding any Taxes of the Company and its Subsidiaries or, in respect of Taxes or Tax matters, the assets of the Company and its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, there are no Encumbrances for Taxes other than Permitted Encumbrances on any of the assets of the Company or any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely between or among the Company and its Subsidiaries, and other than such an agreement or arrangement entered into in the Ordinary Course of Business consistent with past practice and the primary purpose of which is unrelated to Tax).

(f) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or has filed any other affiliated, consolidated, combined, unitary or similar Tax Return under state, local or non-U.S. Law (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor of any other person (other than the Company or any of its Subsidiaries), or by Contract with any other person (other than the Company or any of its Subsidiaries) other than a Contract entered into in the Ordinary Course of Business consistent with past practice and the primary purpose of which is unrelated to Tax.

(g) Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) No material closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings that are still in effect as of the Original Signing Date have been entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries, and no material closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority after December 31, 2008 with respect to the Company or any of its Subsidiaries.

(i) The Company and each of its Subsidiaries is and has at all times been resident in its country of incorporation for Tax purposes and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement), and neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

(j) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, the Company and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with the principles of Section 482 of the Code and the regulations promulgated by the U.S. Department of the Treasury thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law). Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, the Company and each of its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in substantial compliance with Sections 482 and 6662 of the Code and the regulations promulgated by the U.S. Department of the Treasury thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).

(k) None of the Company or any of its Subsidiaries has (A) participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law) or (B) to the Knowledge of the Company, since June 25, 2018, engaged in any transaction or series of transactions in connection with which it will be required as from July 1, 2020 to make disclosure to any Taxing Authority under any Law implementing or adopted pursuant to Council Directive (EU) 2018/822 of May 25, 2018 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements (“DAC6”).

5.16 Real Property.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of addresses of properties subject to all leases for the Company’s retail spaces, manufacturing and distribution facilities and service centers, in addition to certain material storage and warehouse facilities, and manufacturing research facilities to which the Company or any of its Subsidiaries is a party (as landlord, sub-landlord, tenant, sub-tenant, licensee, lessee, ground lessor, or a similar party thereto) or under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”) and lists all of the material real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”).

(b) The Company and any of its Subsidiaries has good and marketable title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. All buildings, structures, fixtures and building systems included in the Company Property are in good operating condition in all material respects, subject to reasonable wear and tear, and are sufficient in all material respects to enable the Owned Real Property to continue to be used and operated in the manner currently being used and operated by the Company or its applicable Subsidiaries.

(c) Each Real Property Lease is valid, legally binding, enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other counterparty is in breach of or default in any material respect under any of the Real Property Leases for the Company’s thirty (30) largest retail stores by net sales (including all amendments, modifications, waivers, supplements, extensions, renewals, subleases and other Contracts related thereto) and, to the Knowledge of the Company, no event has occurred, which, with notice, lapse of time or both, would constitute a material breach or event of default by any of the Company or its Subsidiaries thereunder. Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other counterparty is in breach of or default under any other Real Property Lease, in any material respect and, to the Knowledge of the Company, no event has occurred, which, with notice, lapse of time or both, would constitute a breach or event of default by any of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor permit termination, modification or acceleration by any party thereunder or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, nor has the Company or any of its Subsidiaries received any written notice to such effect since the Applicable Date with respect to any such matter that would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole). True and correct copies of all Real Property Leases for the Company’s thirty (30) largest retail stores by net sales (including all amendments, modifications, waivers, supplements, extensions, renewals, subleases and other Contracts related thereto), have been made available to Parent as of the Original Signing Date.

(d) Other than any Encumbrances that would be shown by a current title report or similar report and Permitted Encumbrances, the Owned Real Property (i) includes all right, title and interest in entitlements, air and development rights (including excess floor area development right) relating or appurtenant to such real property and no such interests have been transferred to any third party, except as set forth in Section 5.16(d) of the Company Disclosure Letter and (ii) is sufficient as of the Original Signing Date to conduct the business as conducted on the applicable Owned Real Property as of the Original Signing Date. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries (taken as a whole) (A) other than the Company and its Subsidiaries, no party has any rights of use, occupancy or similar rights with respect to the Owned Real Property, other than pursuant to any Permitted Encumbrances and (B) there are no rights of first offer, rights of first refusal, options to purchase, or other options to acquire all or any part of or interests in the Owned Real Property. The Company enjoys peaceful and undisturbed possession of the Owned Real Property in all material respects.

(e) Except for such matters as would not have a material adverse effect on the use or operation of the Company Properties, (i) no condemnation, zoning or other similar Proceeding is pending or, to the Knowledge of the Company, threatened against any of the Owned Real Properties, (ii) the present use of the land, buildings, structures and improvements on the Owned Real Properties are in conformity with applicable Laws and (iii) the present use of the land, buildings, structures and improvements on the Owned Real Property are in conformity with applicable Laws.

5.17 Intellectual Property.

(a) Section 5.17(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, in each case which is owned or purported to be owned by the Company or any of its Subsidiaries.

(b) The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations therefor, record owner of all of the items set forth in Section 5.17(a) of the Company Disclosure Letter, and all such material Intellectual Property Rights are subsisting, and to the Knowledge of the Company, the material issued and granted items included therein are valid, and enforceable.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries own, free and clear of all Encumbrances (other than Permitted Encumbrances), or have a valid right to use, all Intellectual Property Rights used or held for use in, or necessary to conduct, the business of the Company and its Subsidiaries as currently conducted.

(d) There are no orders, writs, injunctions, or decrees to which the Company or any of its Subsidiaries is subject with respect to any Intellectual Property Rights or Key Marks adversely affecting the Company’s or any of its Subsidiaries’ use of or rights to (or the value of) such Intellectual Property Rights or Key Marks that are, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole).

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since the Applicable Date has not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property Rights of any third party. There has been no such Proceeding asserted or threatened in writing (including in the form of offers or invitations to obtain a license) against the Company or any of its Subsidiaries and since the Applicable Date, the Company and its Subsidiaries have not received any written notice challenging the ownership, scope, validity or enforceability of any Intellectual Property Rights or Key Marks (including any cancellation, opposition, or other Proceeding before an intellectual property registry) owned or purported to be owned by the Company or any of its Subsidiaries, in each case, that are, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole).

(f) To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating in any material respect any Intellectual Property Rights owned by the Company or any of its Subsidiaries, and, since the Applicable Date, no such Proceedings have been asserted or threatened in writing against any Person by the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(g) To the Knowledge of the Company, there is no jurisdiction in which any Key Marks are not available for use and registration by the Company or one of its Subsidiaries in connection with the material products and services of the Company and its Subsidiaries in connection with which such Key Marks are used.

(h) The Company and its Subsidiaries take (and, since the Applicable Date, have taken) reasonable measures to protect the confidentiality of material Trade Secrets owned or used by the Company and its Subsidiaries, including requiring all Persons having access thereto to complete training with respect to the Company’s and its Subsidiaries’ confidentiality policies and abide by such policies.

(i) The consummation of the transactions contemplated by this Agreement will not result in (i) the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of its Subsidiaries right to own, use, or hold for use any Intellectual Property Rights as owned, used, or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted (including any ownership or retention of any such Intellectual Property Rights by a current or former Affiliate, partner, director, stockholder, officer or employee of the Company or any of its Subsidiaries), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (ii) Parent or any of its Affiliates (other than the Company and its Subsidiaries) being bound by or subject to any obligation to grant any license, covenant not to assert or other right with respect to its material Intellectual Property Rights.

(j) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company IT Systems operate and perform in a manner that is reasonably adequate for the Company and its Subsidiaries to conduct their respective businesses as currently conducted; since the Applicable Date, there has been no (A) to the Knowledge of the Company, breach, violation, data loss or unauthorized access to or of any Company IT Systems or (B) outage or service interruption of any Company IT System that has not been remedied.

5.18 Privacy & Cybersecurity. For the purposes of this Section 5.18, the terms “controller,” “data subject,” “personal data breach,” “processing” (and its cognates) and “processor” shall have the meaning given to them in the GDPR.

(a) The Company and its Subsidiaries (i) take and have taken reasonable measures consistent with industry practices and applicable cybersecurity Laws (including the implementation, use, maintenance, monitoring and testing of plans, policies and procedures, and associated appropriate technical, physical and administrative safeguards) designed to (x) identify threats to the Company IT Systems, (y) protect, preserve, maintain, and secure the performance, security, operation, and integrity of the Company IT Systems (and all Software, information and data stored or contained thereon), including to secure the Company IT Systems from unauthorized access or use by any third party, and to ensure the continued, uninterrupted and error-free operation of the Company IT Systems, and (z) to ensure that all Personal Information and other material data collected, stored, used, disclosed, transferred or otherwise processed by the Company or any of its Subsidiaries is protected against unauthorized access, use, modification, disclosure, or other misuse, and (ii) have implemented disaster recovery and business continuity plans, and security, maintenance, backup, archiving, and virus and malicious device scanning and protection measures with respect to the material Company IT Systems consistent with industry practices and applicable cybersecurity Laws.

(b) The Company and each of its Subsidiaries have, since the Applicable Date, complied in all material respects with all applicable Privacy Laws and Privacy Obligations, including in each case, that is, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole) and where applicable by (i) introducing and implementing applicable Privacy Obligations and implementing appropriate procedures and technical, physical and organizational safeguards in relation to the processing of Personal Information as required under applicable Privacy Laws, (ii) appointing a data protection officer, (iii) maintaining records of their personal data processing activities as required under Privacy Laws, (iv) issuing fair processing notices to the relevant data subjects in accordance with Privacy Laws, (v) obtaining all required consents, approvals and/or authorizations to process and transfer Personal Information lawfully and in accordance with applicable Privacy Laws and (vi) effecting all transfers of Personal

Information to and from the Company or its Subsidiaries or third parties located outside of the European Economic Area pursuant to a valid data transfer mechanism; without limiting the foregoing, to the Knowledge of the Company, the operation of the Company’s and its Subsidiaries’ internet websites in connection with the business and the use and dissemination of all data, including Third-Party Data, by or on behalf of the Company and its Subsidiaries, do not violate any applicable Privacy Laws in any material respect.

(c) The Company and its Subsidiaries have used commercially reasonable efforts to ensure that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Privacy Laws and Privacy Obligations and take reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. Without limiting the foregoing, to the extent required by applicable Privacy Laws, the Company and its Subsidiaries have put in place written agreements with any Material Supplier (i) acting as processor, or (ii) with which they have any other legally recognized relationship under Privacy Laws, which agreements contain provisions to protect and maintain the confidentiality and security of Personal Information and otherwise comply with applicable requirements under Privacy Laws and, in the case of processors, the Company and its Subsidiaries have developed and implemented GDPR-compliant data processing addenda as applied to all vendor and customer agreements. To the extent required under GDPR, any third party who has provided Personal Information to the Company or its Subsidiaries has done so in material compliance with such agreements (to the extent applicable) and GDPR, including providing any such notice and obtaining any such consent required by GDPR.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), since the Applicable Date, (i) neither the Company nor any of its Subsidiaries has received any written notice of any claims (including written notice from third parties acting on their behalf) of, or been subject to any Proceedings concerning, the violation of any Privacy Laws or Privacy Obligations, (ii) there have been no past and, to the Knowledge of the Company, are no pending or threatened written claims from individuals exercising their rights under or concerning the violation of any Privacy Laws and (iii) to the Knowledge of the Company, no pending or expected written claims, notice or Proceeding of any kind from any individual has been served on, or initiated against, the Company or any of its Subsidiaries under any applicable Privacy Law or Privacy Obligation or by any data subject alleging a violation of privacy or personal information or data rights, and, to the Knowledge of the Company, there are no facts or circumstances that could form the basis of any such notice or claim under the foregoing (i), (ii) or (iii). None of the Company’s or any of its Subsidiaries’ publicly facing statements or notices regarding its collection and treatment of Personal Information are materially misleading or materially deceptive.

(e) Since the Applicable Date, there have been no material personal data breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or its Subsidiaries or collected, used or processed by or on behalf of the Company or its Subsidiaries and the Company and its Subsidiaries have not provided or been required to provide any notices to any Person in connection with a disclosure of Personal Information, in any material respect; the Company and its Subsidiaries have conducted reasonable privacy and data security testing or audits (including vulnerability assessments and penetration tests) and have resolved or remediated any and all material privacy or data security issues or vulnerabilities identified (including identifying and remediating the root cause thereof); neither the Company nor its Subsidiaries nor any third party acting at the direction or authorization of the Company or its Subsidiaries has paid (i) any perpetrator of any personal data breach, cybersecurity incident or cyber-attack or (ii) any third party with actual or alleged information about a personal data breach, cybersecurity incident or cyber-attack related to such personal data breach, cybersecurity incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or third party; since the Applicable Date, there have been no past and, to the knowledge of the Company, no pending or expected complaints, investigations, actions, fines, or other penalties facing the Company or any of its Subsidiaries from any Governmental Entity in connection with any security breaches of Personal Information or cybersecurity incidents.

5.19 Insurance.

(a) All Insurance Policies maintained by the Company or any of its Subsidiaries are, to the extent applicable, with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount customary for Persons engaged in similar businesses and subject to the same or similar risks, except as would not, individually or in the aggregate, result in a Material Adverse Effect. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, each Insurance Policy is in full force and effect and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a breach or event of default, or permit a termination of any of the Insurance Policies.

(b) No such insurer has informed the Company or any of its Subsidiaries of any denial of coverage, except for such denials that would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not received any written notice of cancellation of any Insurance Policies currently in effect, except for such cancellations as would not reasonably be expected to have a Material Adverse Effect.

5.20 Takeover Statutes; No Rights Plan.

(a) Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, the Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all potentially applicable Takeover Statutes (including Section 203 of the DGCL) and any similar provisions in the Company Charter (including Article IX thereof) or the Company Bylaws. Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, no holder of Shares will be entitled to any rights pursuant to potentially applicable Takeover Statutes (including Section 203 of the DGCL) and any similar provisions in the Company Charter (including Article IX thereof) or the Company Bylaws in connection with the transactions contemplated by this Agreement.

(b) There is no stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.

5.21 Brokers and Finders. Neither the Company nor any of its Subsidiaries, directors or employees (including any officers) has employed any broker, finder or investment bank, or incurred any liability for any brokerage fees, reimbursement of expenses, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except that the Company has employed Goldman Sachs & Co. LLC and Centerview Partners as its financial advisors, and there are no arrangements made by and on behalf of the Company or any of its Subsidiaries with any broker, finder or investment banker in connection with this Agreement and the transactions contemplated by this Agreement for which Parent or any of its Subsidiaries could have any liability in a circumstance where the transactions contemplated by this Agreement are not consummated. The Company has heretofore delivered to Parent a true and complete copy of the Company’s engagement letters with Goldman Sachs & Co. LLC and Centerview Partners, all agreements under which any fees or any expenses are payable to Goldman Sachs & Co. LLC and Centerview Partners in connection with the transactions contemplated by this Agreement and all indemnification and other agreements related to the engagement of Goldman Sachs & Co. LLC and Centerview Partners.

5.22 Opinions of Financial Advisors. The Company Board has received the oral opinions (to be confirmed by delivery of written opinions) of each of its financial advisors, Goldman Sachs & Co. LLC and Centerview Partners, to the effect that, as of the date of such written opinions and subject to the factors, assumptions and limitations set forth in the written opinions, the Per Share Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair from a financial point of view to the holders of Shares (it being agreed that such opinions are for the benefit of the Company Board and may not be relied upon by Parent, Holding or Merger Sub).

5.23 Related Party Transactions. Since the Applicable Date, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and any current or former director, officer or other Person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the Ordinary Course of Business consistent with past practice) and has not been disclosed in the Company Reports.

5.24 No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the Company in this Agreement and in any instrument or other document delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDING AND MERGER SUB

Except as set forth in the corresponding sections of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the face of such disclosure), Parent, Holding and Merger Sub each hereby represent and warrant to the Company that:

6.1 Organization, Good Standing and Qualification. Each of Parent, Holding and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of organization. Each of Parent, Holding and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Holding or Merger Sub to consummate the transactions contemplated by this Agreement. Parent has made available to the Company copies of Parent’s, Holding’s and Merger Sub’s Organizational Documents, each as amended, restated or amended and restated to the date of this Agreement, and each as made available to the Company is in full force and effect as of the date of this Agreement. The Existing Competition Approvals remain in effect as of the date of this Agreement.

6.2 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of one-hundred (100) shares of common stock, par value $0.01 per share, all of which were outstanding as of the date of this Agreement and Holding holds sole record and beneficial ownership over all such shares. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and owned by Holding. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature, in each case other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

6.3 Corporate Authority and Approval. Each of Parent, Holding and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by each of Parent, Holding and Merger Sub, the consummation by Parent, Holding and Merger Sub of the Merger and the other transactions contemplated by this Agreement, and the compliance by each of Parent, Holding and Merger Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent, Holding and Merger Sub, and no other corporate proceedings on the part of Parent, Holding or Merger Sub are necessary to authorize the execution and delivery of this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent, Holding and Merger Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent, Holding and Merger Sub, as applicable, enforceable against Parent, Holding and Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.4 Governmental Filings; No Violations.

(a) Other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (ii) the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (1) under the HSR Act and other applicable Antitrust Laws, (2) under the Exchange Act, (3) pursuant to the rules or regulations of any national securities exchange (including Euronext Paris), national securities or interdealer quotation system (including any listing agreement related thereto) and (4) with CFIUS related to obtaining CFIUS Approval and (5) set forth in Section 6.4(a)(ii)(5) of the Parent Disclosure Letter (collectively, the “Parent Approvals”), as applicable, no expirations of waiting periods are required and no material filings, notices, reports, consents, registrations, approvals, permits, orders, declarations, licenses or authorizations are required to be made by Parent, Holding or Merger Sub with, nor are any required to be made or obtained by Parent, Holding or Merger Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent, Holding and Merger Sub and the consummation of the transactions contemplated by this Agreement, or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Holding or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent, Holding and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement will not, constitute or result in (i) a conflict, breach or violation of, or a default under, the Organizational Documents of Parent or any of its Subsidiaries, (ii) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract binding upon Parent, Holding, Merger Sub or any of their Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent, Holding, Merger Sub or any of their Subsidiaries, (iii) result in the creation or imposition of any Encumbrance, other than any Permitted Encumbrance, on any property or asset of Parent or any of its Subsidiaries or (iv) assuming (solely with respect to performance of this Agreement and the consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 6.4(a) above, conflict with or violate any Law to which Parent, any of its Subsidiaries or any of their respective properties, assets, business or operations is subject, except, in the case of clauses (ii), (iii) or (iv) of this Section 6.4(b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Holding or Merger Sub to consummate the transactions contemplated by this Agreement.

6.5 Labor Matters. No pre-signing legal or contractual requirement to provide notice to, or enter into any consultation or bargaining procedure with, any labor union, labor organization or works council, which represents any employee, is required in connection with the execution by Parent, Holding or Merger Sub of this Agreement or the transactions contemplated by this Agreement.

6.6 Litigation.

(a) As of the date of this Agreement, other than the Merger Litigation, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent, Holding or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) As of the date of this Agreement, other than the Merger Litigation, neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Order, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

6.7 Beneficial Ownership of Shares. None of Parent, Holding, Merger Sub or any of their respective Subsidiaries is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

6.8 Available Funds. Parent and its controlled Affiliates will have sufficient cash, available lines of credit or other sources of funds at the Closing necessary to consummate the transactions contemplated by this Agreement. Parent and its controlled Affiliates have the financial resources and capabilities to fully perform all of Parent’s, Holding’s and Merger Sub’s obligations under this Agreement.

6.9 Brokers and Finders. Neither Parent nor any of its directors or employees (including any officers) has employed any broker, finder or investment bank or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except that Parent has employed Citigroup Global Markets Inc. and J.P. Morgan as its financial advisors, and there are no arrangements made by and on behalf of Parent or any of its Subsidiaries with any broker, finder or investment bank in connection with this Agreement and the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries could have any liability in a circumstance where the transactions contemplated by this Agreement are not consummated.

6.10 No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by Parent, Holding and Merger Sub in this Agreement and in any instrument or other document delivered pursuant to this Agreement, none of Parent, Holding, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Holding, Merger Sub or any of their respective Affiliates. Notwithstanding anything herein to the contrary, Parent, Holding and Merger Sub each hereby acknowledge and agree (on their own behalf and on behalf of each of their respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article V, (a) neither the Company, any Subsidiary of the Company, any stockholder of the Company, any of their respective Affiliates or any of their respective Representatives (collectively, the “Company Parties”) makes, or has made, any representation or warranty and (b) none of Parent, Holding, Merger Sub, any of their respective Affiliates or any of their respective Representatives is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any Company Party, in each case regarding any Company Party, its or their business, this Agreement, the Merger, the other transactions contemplated hereby or any other matter related hereto.

ARTICLE VII

COVENANTS

7.1 Conduct of the Company.

(a) From and after the execution and delivery of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with Article IX, the Company shall, and shall cause each of its Subsidiaries to, except as set forth in Section 7.1(a)(i)-(xxiv) of the Company Disclosure Letter, consented to in writing by Parent (such consent (x) not to be unreasonably conditioned, withheld or delayed and (y) to be provided as set forth in Section 7.2), previously approved in writing by Parent pursuant to the Original Merger Agreement or in compliance with a Company Material Contract, and except (A) as otherwise specifically contemplated by this Agreement, (B) as is required by a Governmental Entity or applicable Law or (C) COVID-19 Measures, (1) comply in all material respects with all applicable Laws and the material requirements of all Company Material Contracts and conduct its business in all material respects in the Ordinary Course of Business and (2) in connection therewith and, in each case, to the extent consistent with the Ordinary Course of Business, use their respective commercially reasonable efforts to preserve its and its Subsidiaries’ business organizations substantially intact, maintain its and its Subsidiaries’ existing relations and goodwill with Governmental Entities, suppliers, distributors, consultants, licensors, licensees, creditors, lessors, employees and others having significant business dealings with them, keep available the services of its and its Subsidiaries’ officers and key employees, preserve and maintain the assets utilized in connection with the business of the Company and its Subsidiaries, maintain in effect all Governmental Authorizations and maintain all material Insurance Policies with reputable insurers; provided, however, that no action taken or failed to be taken by the Company or any of its Subsidiaries with respect to the matters specifically addressed by clauses (i) through (xxiv) of this Section 7.1(a) shall be deemed to be a breach of this Section 7.1(a) unless such action would constitute a breach of clauses (i) through (xxiv). Without limiting the generality of and in furtherance of the foregoing sentence, from the execution and delivery of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with Article IX, except as otherwise specifically contemplated by this Agreement, required by a Governmental Entity, applicable Law or a Company Material Contract, pursuant to any COVID-19 Measures, approved in writing by Parent (such consent (x) not to be unreasonably conditioned, withheld or delayed and (y) to be provided as set forth in Section 7.2)), previously approved in writing by Parent pursuant to the Original Merger Agreement or set forth in Section 7.1(a) of the Company Disclosure Letter, the Company shall not and shall not permit any of its Subsidiaries, to:

(i) adopt or propose any change in its Organizational Documents;

(ii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets (not including, for the avoidance of doubt, any other business or Person or division thereof), the acquisition of which would not constitute capital expenditures, having a value in excess of $5,000,000 individually or of $25,000,000 in the aggregate outside the Ordinary Course of Business;

(iii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(iv) except as set forth in clause (vii) or (xviii) of this Section 7.1(a), issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, Encumber, or otherwise enter into any Contract or understanding with respect to the voting of, (A) any shares of capital stock, Company Equity Awards or other equity interests of the Company (including, for the avoidance of doubt, Shares) or of any of its Subsidiaries (other than (1) such issuance of shares of capital stock by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company, (2) such issuance of shares of capital stock in respect of the exercise, vesting and settlement, as applicable, of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the terms of the Equity Plans in effect on the date of this Agreement) or (3) such issuance of dividend equivalent units in connection with the Company’s declaration and payment of quarterly dividends (or the issuance of shares of capital stock into which such units convert)) or (B) securities convertible into or exchangeable into or exercisable for any such shares of capital stock, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or such convertible or exchangeable securities, in each case other than in respect of outstanding Company Equity Awards;

(v) incur or commit any capital expenditures, or any obligations or liabilities in connection therewith, in excess of (i) $3,000,000 in respect of any particular location or project, in each case other than as may be necessary in connection with any emergency repair, maintenance or replacement or for the protection of human health and safety and other than in connection with the renovation of the Company’s flagship retail location on Fifth Avenue in New York, New York (the “Flagship Renovation”), or (ii) in respect of the Flagship Renovation, the budget set forth in Section 7.1(a)(v) of the Company Disclosure Letter;

(vi) make any loans, advances, guarantees or capital contributions to, or investments in, any Person except (A) to or from the Company and any of its Wholly Owned Subsidiaries and (B) for loans or advances made to directors, officers and other employees of the Company and its Subsidiaries (x) for business-related travel, other business-related expenses, in each case, in the Ordinary Course of Business consistent with past practice or (y) pursuant to the indemnification and advancement rights of such Persons in effect as of the date hereof under any agreement between or among such Person and the Company or any Subsidiary thereof or the Organizational Documents of the Company or any Subsidiary thereof;

(vii) declare, set aside, establish a record date for, accrue, make or pay any dividend or other distribution (whether payable in cash, stock, property or otherwise) in respect of, any capital stock of the Company or any of its Subsidiaries or other equity or voting interests (including with respect to the Company, for the avoidance of doubt, Shares), except for (i) dividends paid by any Wholly Owned Subsidiary to the Company or to any other Wholly Owned Subsidiary of the Company and (ii) regular quarterly dividends of up to $0.58 per share which the Company may, in its sole discretion, declare and pay once in each fiscal quarter prior to the Closing commencing with the fourth quarter of the Company’s 2020 fiscal year;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire (or offer to do any of the foregoing), directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (including with respect to the Company, for the avoidance of doubt, Shares) or other equity or voting interests or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities, including Company Equity Awards, except pursuant to the forfeiture provisions of such Company Equity Awards or the cashless exercise or tax withholding provisions of such Company Equity Awards, in each case, if and only to the extent permitted by the terms of such Company Equity Awards so in effect on the date of this Agreement or otherwise change the capital structure of the Company or any of its Subsidiaries, other than cashless exercise or withholding Tax obligations upon exercise, vesting and settlement, as applicable, of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Equity Plans as in effect on the date of this Agreement;

(ix) directly or indirectly repurchase, prepay, incur or assume any Indebtedness for borrowed money, guarantee any Indebtedness for borrowed money or enter into a “keep well” or similar agreement in respect of Indebtedness for borrowed money (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) Indebtedness for borrowed money incurred in the Ordinary Course of Business not to exceed $10,000,000 individually or $40,000,000 in the aggregate, (B) drawdowns or prepayments under the Credit Agreements or other facilities or agreements made available to Parent prior to the execution of this Agreement or borrowings under the Company’s existing commercial paper program and letters of credit in the Ordinary Course of Business or (C) refinancings or replacements of any such Indebtedness for borrowed money or agreements in respect of Indebtedness for borrowed money in the Ordinary Course of Business;

(x) other than with respect to Company Material Contracts related to Indebtedness, which shall be governed by Section 7.1(a)(ix) and Section 7.10, enter into, terminate or materially amend, modify, supplement or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims under any Company Material Contract or any Contract that would have been required to be disclosed pursuant to Section 5.11 (or any Contract that would be a Company Material Contract if it were in effect as of the date of this Agreement), other than in the Ordinary Course of Business;

(xi) other than with respect to the Merger Litigation and the Transaction Litigation, which shall be governed by Section 7.14, pay, discharge, satisfy, settle or compromise any Proceeding (or agree to do any of the foregoing) (A) for an amount in excess of (x) $10,000,000 individually in the case of any Proceeding relating to an audit or $3,000,000 individually in the case of any other Proceeding or (y) $25,000,000 in the aggregate or (B) in a manner that would materially adversely affect the Company’s or any of its Subsidiaries’ use of or rights to, or the value of, material Intellectual Property Rights owned by the Company or any of its Subsidiaries or Key Marks; provided that any such payment, discharge, satisfaction, settlement or compromise of any such Proceeding does not include any material obligation (other than the payment of money or confidentiality obligations) to be performed by or material restrictions imposed against, the Company or any of its Subsidiaries;

(xii) adopt or implement any stockholder rights plan, “poison pill,” anti-takeover plan or other similar agreement or plan;

(xiii) grant any material refunds, credits, rebates or other allowances to any end user, customer, retailer or distributor, in each case other than in the Ordinary Course of Business;

(xiv) write down any of its material assets except as required by GAAP or the Company’s accounting policies applied in the Ordinary Course or with respect to normal obsolescence or make any changes with respect to accounting policies or procedures, except as required by changes in Law or GAAP;

(xv) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, file any income or other material Tax Returns that have been prepared in a manner that is inconsistent with past practice, enter into any closing agreement with respect to any material amount of Taxes, settle any claim or assessment in respect of a material amount of Taxes, surrender any right to claim a refund of a material amount of Taxes, agree to an extension or waiver of the statute of limitations (other than in the Ordinary Course of Business) with respect to the assessment or determination of any material Taxes or settle any material Tax claim;

(xvi) transfer, sell, lease, sublease, license, pledge, mortgage, assign, divest, cancel or otherwise dispose of, or permit or suffer to exist the creation of any material Encumbrance (other than Permitted Encumbrances) upon, including pursuant to a sale-leaseback transaction or an asset securitization transaction, any material assets (not including any Intellectual Property Rights), including capital stock of any of its Subsidiaries, except in the Ordinary Course of Business;

(xvii) sell, transfer, license, grant, cancel, abandon, allow to lapse or otherwise dispose of any material Intellectual Property Rights owned by the Company or any of its Subsidiaries, or otherwise take any action or fail to take any action which action or failure to act has resulted or would reasonably be expected to result in the non de minimis loss or reduction in value of any material Intellectual Property Rights or Key Marks, except (A) non-exclusive licenses in the Ordinary Course of Business consistent with past practice; (B) licenses granted in connection with distribution agreements entered into in the Ordinary Course of Business; (C) licenses granted in connection with talent agreements and the development of in-store displays, creative visual merchandising, marketing and advertising assets, and related branded content entered into in the Ordinary Course of Business; (D) licenses granted in connection with the production of co-branded or third-party products in the Ordinary Course of Business; and (E) lapse or abandonment of Intellectual Property Rights that are of de minimis value to the business of the Company and its Subsidiaries as currently conducted;

(xviii) except as required by the terms of any Company Benefit Plan or Collective Bargaining Agreement in effect as of the date hereof, (A) grant any equity or equity-based awards or increase the compensation or benefits provided to any current or former director, officer, employee or service provider of the Company and its Subsidiaries other than base salary or wage (and corresponding bonus) increases for non-executive officer Employees in the Ordinary Course of Business consistent with past practice, (B) grant or provide any change in control, severance, termination retention or similar payments or benefits to any current or former director, officer, employee or service provider of the Company and its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, officer, employee or natural person service provider of the Company and its Subsidiaries, (D) establish, adopt, enter into, terminate or amend any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (E) hire or engage, or make an offer to hire or engage, any employee at the level of Vice President or above (provided that such restriction shall only apply to employees located in the European Union at the level of Senior Vice President and above), or individual independent contractor whose annual fee arrangement exceeds $350,000 or (F) terminate the employment or engagement of any current employee at the level of Vice President or above, or individual independent contractor (excluding individual independent contractors arrangements for a limited period of time or that expire in accordance with their terms) whose annual fee arrangement exceeds $350,000 other than for cause;

(xix) except as required by the terms of any Collective Bargaining Agreement, (i) modify, extend or enter into any Collective Bargaining Agreement, or (ii) recognize or certify any labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xx) except as required by the terms of any Company Benefit Plan or Collective Bargaining Agreement in effect as of the date hereof, waive the restrictive covenant obligations of any employee of the Company or any of its Subsidiaries;

(xxi) (A) enter into any lease or sublease of material real property (whether as a lessor, sublessor, lessee or sublessee) other than in the Ordinary Course of Business, (B) modify or amend in any material respect, or exercise any right to renew, any lease or sublease of material real property other than in the Ordinary Course of Business or (C) acquire any fee simple or ownership interest in material real property;

(xxii) form any Subsidiary of the Company or any of its Subsidiaries;

(xxiii) enter into a new line of business or abandon or discontinue any existing line of business, other than launches (including sales of Company-branded products and services and brand-based promotional activities) and wind-downs of products in the Ordinary Course of Business; or

(xxiv) agree, authorize or commit to do any of the foregoing;

provided that, if the Merger has not been consummated within six (6) Business Days after the date on which the Requisite Company Vote has been obtained (it being understood that Closing can under no circumstances take place prior to January 7, 2021) as a result of the material breach of this Agreement by Parent or Merger Sub, this Section 7.1(a) shall terminate in its entirety and the Company shall have no further obligation to comply with this Section 7.1(a) (and, in such event, the Company’s compliance with this Section 7.1(a) after the later of (i) January 7, 2021 and (ii) the date of the Requisite Company Vote shall not be taken into account for purposes of assessing whether any of the conditions set forth in Article VIII has been satisfied).

(b) Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Notwithstanding anything to the contrary in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 7.1 to the extent that the requirements of such consent could violate any applicable Law.

7.2 Conferring Matters; Approval Matters.

(a) Prior to the Closing, the Parties shall cause the Committee to meet on a weekly basis (each a “Committee Meeting”) to (i) discuss any actions that Parent believes are in breach of Section 7.1(a) (the “Purported Breach Matters”), (ii) discuss and have Parent decide upon the matters for which the Company has requested Parent’s approval pursuant to Section 7.1(a) (the “Approval Matters”) and (iii) discuss any other topics relating to the Company, in particular the work progress concerning the Flagship Renovation, and the ongoing operation of its business which the Key Committee Members unanimously agree should be discussed at the Committee Meeting. Committee Meetings shall be held each Thursday at 10:00 a.m. New York City time, or on such other date and at such other time as the Key Committee Members shall unanimously agree. Prior to 11:00 a.m. New York City time on the Monday immediately prior to each Committee Meeting, (x) the Company shall provide notice in writing of any Approval Matters which it wishes to be the subject of a Committee Meeting and a presentation of the work progress concerning the Flagship Renovation and (y) Parent shall provide notice in writing of any Purported Breach Matters which it wishes to be the subject of a Committee Meeting and each Party shall expressly identify such matters in the written notice provided to the other. Prior to 12:00 p.m. New York City time on the Wednesday immediately prior to each Committee Meeting, (x) Parent may make written requests for such additional information as it reasonably requires to consider the Approval Matters to be discussed at such meeting and (y) the Company may make written requests for such additional information as it reasonably requires to consider the basis of the Purported Breach Matters to be discussed at such meeting. The Parties agree that if a Key Committee Member cannot attend a Committee Meeting, the applicable Party may nominate another reasonably senior Representative to attend such meeting on their behalf.

(b) Prior to the Closing, if the Company believes, acting reasonably and in good faith, that an Approval Matter requires attention before the next Committee Meeting (an “Urgent Approval Matter”), the Company may provide notice in writing of such Urgent Approval Matter at any time. On or before 5:00 p.m. New York City time on the second (2nd) Business Day following receipt of such Urgent Approval Matter, Parent may make written requests for such additional information as it reasonably requires to consider such Urgent Approval Matter. Parent shall provide its decision as to the Urgent Approval Matter, (i) if it has made a request for information, within forty-eight (48) hours of the receipt of the requested information or confirmation in writing from the Company that the requested information does not exist or (ii) if it has not made such a request, by 5:00 p.m. New York City time on the third (3rd) Business Day following the receipt of the Urgent Approval Matter.

(c) Notwithstanding the foregoing Sections 7.2(a)-(b), Parent may provide its consent to any Approval Matter or Urgent Approval Matter in advance of the timelines set forth therein.

(d) Notwithstanding anything to the contrary set forth in this Agreement, a Purported Breach Matter may only be taken into account for purposes of assessing whether the condition set forth in Section 8.2(b) has been satisfied if such Purported Breach Matter (x) was validly notified to the Company and discussed at a Committee Meeting and (y):

(i) is curable unilaterally by the Company and has not been cured by the Company within fourteen (14) days of the Committee Meeting at which such Purported Breach Matter was so discussed;

(ii) is not curable unilaterally by the Company and the Company had Knowledge prior to the taking of the actions that directly caused the Purported Breach Matter that such actions would be taken, and such Purported Breach Matter has not been cured by the Company within fourteen (14) days of the Committee Meeting at which such Purported Breach Matter was so discussed; or

(iii) is not curable unilaterally by the Company and the Company did not have Knowledge prior to the taking of the actions that directly caused the Purported Breach Matter that such actions would be taken, and the Company has not used its good faith, reasonable best efforts to cure such alleged non-compliance within fourteen (14) days of the Committee Meeting at which such Purported Breach Matter was so discussed.

(e) Without prejudice to the Company’s obligations pursuant to Section 7.1(a), neither (i) any failure of the Company to perform any of the covenants set forth in Section 7.2(a) or Section 7.2(b) nor (ii) any discussion of, or response to a request for information in relation to, any Purported Breach Matter, shall be taken into account for purposes of assessing whether the condition set forth in Section 8.2(b) has been satisfied.

7.3 Acquisition Proposals; Change of Recommendation.

(a) No Solicitation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, except as expressly permitted by this Section 7.3, the Company shall, and shall cause its Subsidiaries and the Company’s directors, executive officers, or controlled Affiliates, and shall instruct its other Representatives to, immediately cease any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, terminate access to any physical or electronic dataroom relating to the Company for any such Acquisition Proposal and request the prompt return or destruction of any confidential information provided to any third party in connection with an Acquisition Proposal made in the twelve (12) months prior to the date of this Agreement (other than in respect of Parent and the Original Merger Agreement). From and after the date of this Agreement, the Company and its Subsidiaries and the Company’s executive officers and directors shall use their reasonable best efforts to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party in connection with an Acquisition Proposal or of which the Company or any of its Subsidiaries is a beneficiary in connection with an Acquisition Proposal. Without prejudice to the foregoing sentences, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, except as expressly permitted by this Section 7.3, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, executive officers or controlled Affiliates, and shall instruct any other Representatives and other employees not to, directly or indirectly:

(i) initiate, solicit, cause, propose or knowingly encourage, assist or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of any Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(ii) engage in, conduct, continue, respond to or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(iii) disclose or furnish any non-public information or data concerning the Company or its Subsidiaries to any Person in connection with any Acquisition Proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(iv) afford access (other than customer access to retail locations in the Ordinary Course of Business and except pursuant to Section 220 of the DGCL) to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person in connection with any Acquisition Proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(v) recommend, authorize, approve, adopt, endorse, declare advisable (or make any public statement recommending, authorizing, approving, adopting, endorsing, declaring advisable) or enter into any Alternative Acquisition Agreement;

(vi) approve any transaction, or any Person becoming an “interested stockholder”, under Section 203 of the DGCL or approve any transaction, or any person becoming a “Substantial Stockholder”, under Article IX of the Company Charter (in each case, other than with respect to this Agreement, the transactions contemplated hereby or Parent or its Affiliates);

(vii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

(viii) resolve, agree, authorize or commit to do any of the foregoing.

(b) Exceptions. Notwithstanding anything to the contrary set forth in this Agreement, but, for the avoidance of doubt, subject to the provisions of Section 7.3(c), prior to the time, but not after, the Requisite Company Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal that is made after the date of this Agreement (and in any event only if the Company did not violate this Section 7.3 with respect to such Person), the Company may (acting upon the recommendation of the Company Board), subject to compliance with this Section 7.3(b) and Section 7.3(c):

(i) provide information and data concerning the Company and its Subsidiaries and access to the Company and its Subsidiaries’ properties, books and records in response to a request to the Person who made such Acquisition Proposal; provided that substantially concurrently (but in any event within twenty-four (24) hours after the provision of such information or data), the Company shall make available to Parent any such information or data concerning the Company or its Subsidiaries that the Company provides to any such Person that was not previously made available to Parent and that, prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms that are at least as restrictive to the other party as the terms in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amending of an Acquisition Proposal, but shall not include any restrictions that would reasonably be expected to restrain the Company from satisfying its obligations contemplated by Section 7.3(c) or that would otherwise call for an exclusive right to negotiate with the Company prior to the termination of this Agreement) (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); and

(ii) engage or otherwise participate in any discussions or negotiations with any such Person regarding such unsolicited, bona fide written Acquisition Proposal, in each case of clause (i) and this clause (ii) of this Section 7.3(b), if, and only if, prior to taking any action described in clause (i) or this clause (ii) of this Section 7.3(b), the Company Board determines in good faith (after consultation with its legal advisor) that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) based on the information then available, including the terms and conditions of such Acquisition Proposal and those of this Agreement, failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that prior to engaging or otherwise participating in any such discussions or negotiations with or furnishing any information to such Person, the Company gives Parent written notice in accordance with Section 7.3(c). The Company acknowledges and agrees that any action, that if taken by the Company would be a breach of this Section 7.3, is taken by a Representative of the Company, such action shall be deemed to constitute a breach of this Section 7.3 by the Company.

(c) Notice of Acquisition Proposals. The Company shall promptly (but, in any event, within twenty-four (24) hours) give notice to Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal are received by, (ii) any non-public information or data concerning the Company or its Subsidiaries is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiations relating to an Acquisition Proposal are sought to be engaged in or continued with, it, its Subsidiaries or any of its or any of the Company’s officers, directors and financial advisors, setting forth in such notice a summary of the material terms and conditions with respect to any such proposal or offer and a summary of the material content of any such inquiry, as applicable, and thereafter shall (1) keep Parent reasonably informed, on a prompt basis of the status and material terms and conditions of any such Acquisition Proposals or requests (including any amendments, modifications or supplements thereto, within twenty-four (24) hours following receipt thereof) and the status of any such discussions or negotiations and (2) provide Parent (or its outside legal counsel) with unredacted copies of all writings or media containing any terms or conditions of any proposals or proposed transaction agreements relating to any Acquisition Proposal as promptly as practicable (and in any event, within twenty-four (24) hours following the receipt or delivery thereof). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof that prohibits the Company from providing to Parent such material terms and conditions and other information.

(d) No Change of Recommendation.

(i) Except as permitted by Section 7.3(d)(ii) and Section 7.3(e), the Company Board, including any committee thereof, shall not:

(A) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify) the Company Recommendation with respect to the Merger in any manner adverse to Parent, Holding or Merger Sub;

(B) following the date any Acquisition Proposal or any material modification thereto is first made public or sent or given to stockholders of the Company, fail to issue a press release publicly reaffirming the Company Recommendation within five (5) Business Days (or, if earlier, prior to the Company Stockholders Meeting) following Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal, except that Parent may make an additional request after any material change in the terms of such Acquisition Proposal);

(C) following the commencement of any tender or exchange offer relating to the securities of the Company, fail to issue a press release publicly announcing within ten (10) Business Days of such commencement that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Recommendation;

(D) fail to include the Company Recommendation in the Proxy Statement or make or authorize the making of any public statement (oral or written) that has the substantive effect of a withdrawal, qualification or modification of the Company Recommendation;

(E) approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal or proposal reasonably expected to lead to an Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, or enter into, any Alternative Acquisition Agreement;

(F) except as expressly permitted by, and after compliance with, Section 7.3(d)(ii) and Section 9.3(b), cause or permit the Company to enter into an Alternative Acquisition Agreement; or

(G) agree, authorize or commit to do any of the foregoing.

(ii) Notwithstanding anything to the contrary set forth in this Section 7.3, prior to the time the Requisite Company Vote is obtained, the Company Board may (A) effect a Change of Recommendation if (x)(1) a written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel) is bona fide and that did not arise from or in connection with a breach of the obligations set forth in this Section 7.3 is received by the Company after the date of this Agreement and is not withdrawn prior to the Change of Recommendation, and the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal or (2) an Intervening Event has occurred, and (y) the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that failure to effect a Change of Recommendation would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law or (B) take action to terminate this Agreement pursuant to, and in accordance with, Section 9.3(b) to enter into an Alternative Acquisition Agreement with respect to a written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel) is bona fide and that did not arise from or in connection with a breach of the obligations set forth in this Section 7.3 and that the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that (1) such Acquisition Proposal constitutes a Superior Proposal and (2) failure to effect a Change of Recommendation would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that a Change of Recommendation or action to terminate this Agreement pursuant to Section 9.3(b) may not be made (i) unless the Company shall have complied in all material respects with its obligations under this Section 7.3 and (ii) unless and until the Company has given Parent written notice of such action four (4) Business Days in advance (an “Initial Notice”), setting forth in writing that the Company Board intends to consider whether to take such action, the reasons with respect thereto and (I) in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal and (II) in the case of an Intervening Event, a reasonable description of such Intervening Event (it being agreed that, in each case, the delivery of such notice by the Company shall not constitute a Change of Recommendation). After giving such Initial Notice and prior to effecting such Change of Recommendation or taking such action to terminate the Agreement pursuant to Section 9.3(b), the Company shall, and shall instruct its legal and financial advisors to, negotiate in good faith with Parent and its Representatives throughout such four (4) Business Day period (to the extent Parent wishes to negotiate) to make such revisions to the terms of this Agreement such that the failure of the Company Board to effect a Change of Recommendation or to take such action to terminate this Agreement pursuant to Section 9.3(b) would no longer be reasonably be likely to be inconsistent with its fiduciary duties. At the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation or taking action to terminate the Agreement pursuant to Section 9.3(b), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in writing in response to the Initial Notice, and shall have determined in good faith (after consultation with outside legal counsel) that (A) in the case of a Superior Proposal, the Superior Proposal continues to constitute a Superior Proposal, and (B) in the case of an Intervening Event, the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law, in each case, if such changes offered in writing were to be given effect. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.3(d) except that the obligation to give advance written notice with respect thereto as set forth in this Section 7.3(d) shall be reduced to three (3) Business Days.

(e) Certain Permitted Disclosure. Nothing set forth in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal or (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided that any “stop look and listen” communication or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the Company Recommendation is affirmed or remains unchanged; and provided, further, that if any such disclosure or communication has the substantive effect of withdrawing, qualifying or modifying the Company Recommendation in a manner adverse to Parent, such disclosure or communication shall constitute a Change of Recommendation unless the Company expressly reaffirms the Company Recommendation in such disclosure or communication.

(f) Standstill Provisions. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

7.4 Proxy Statement; Other Regulatory Matters.

(a) Proxy Statement.

(i) As promptly as practicable after the date of this Agreement, but in any event within fifteen (15th) Business Days after the date of this Agreement, the Company shall prepare and file with the SEC, a proxy statement (as amended or supplemented, the “Proxy Statement”). Except under the circumstances expressly otherwise permitted by Section 7.3, the Proxy Statement shall include the Company Recommendation. Parent shall cooperate with the Company in the preparation of the Proxy Statement upon reasonable request of the Company and furnish all information concerning Parent as reasonably requested by the Company.

(ii) The Company shall use reasonable best efforts to ensure that the Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Each of the Company and Parent shall use reasonable best efforts to ensure that none of the information supplied by it, any of its controlled Affiliates or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or of filing with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (1) the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, its controlled Affiliates or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement and (2) Parent, Holding and Merger Sub assume no responsibility with respect to information supplied by or on behalf of the Company, its controlled Affiliates or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

(iii) If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, any of their respective Affiliates or their respective directors, officers or Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification the Company shall (A) prepare (with the assistance of Parent) an amendment or supplement to the Proxy Statement and (B) cause the Proxy Statement as so amended or supplemented to be filed with the SEC as promptly as reasonably practicably thereafter and to be disseminated to its stockholders, in each case, as and to the extent required by applicable Law.

(iv) Notwithstanding anything to the contrary in this Section 7.4, prior to filing, furnishing or delivering such documents with the applicable Governmental Entity and disseminating the Proxy Statement (including any amendment or supplement thereto) to the stockholders of the Company or responding to comments of the SEC or its staff with respect thereto, the Company shall (A) provide Parent and its outside legal counsel with a reasonable opportunity to review and comment on drafts of such documents or communications related to the Company Stockholders Meeting and (B) consider in good faith for inclusion in the Proxy Statement (and any amendment or supplement thereto) and such other documents and communications related to the Company Stockholders Meeting (including with respect to any comment letters from the SEC) all comments reasonably proposed by Parent and its outside legal counsel and the Company agrees that all information relating to Parent, its Affiliates and their respective Representatives included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional material information and shall promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. Except in connection with a Change of Recommendation, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of the Company as of the record date established for the Company Stockholders Meeting (the “Record Date”) as promptly as practicable after the date on which the SEC confirms orally or in writing, that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement (the “Proxy Statement Clearance Date”).

(b) Other Regulatory Matters.

(i) In addition to and without limiting the rights and obligations set forth in Section 7.1 and Section 7.4(a), subject to the terms and conditions of this Agreement, including for the avoidance of doubt, Section 7.4(b)(ii), the Company and Parent shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (A) maintaining in effect the Existing Competition Clearances (including not taking any action that could reasonably be expected to cause any Existing Competition Clearance to be withdrawn, rescinded or rendered invalid), (B) preparing and filing, in consultation with the other, as promptly as practicable with any Governmental Entity, documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings, (C) obtaining as promptly as practicable after the date of this Agreement all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity, including the Company Approvals and the Parent Approvals, in order to consummate the transactions contemplated by this Agreement and (D) not taking any action that could, or could reasonably be expected to, cause any Governmental Entity to prevent, delay or impair consummation of the Merger.

(ii) Without limiting the generality of, and in furtherance of the provisions of Section 7.4(b)(i) above:

(A) if the Proxy Statement Clearance Date has not occurred prior to December 15, 2020, the Parties will, no later than December 18, 2020, file a Notification and Report Form pursuant to the HSR Act with respect to the Merger and, in connection therewith, request early termination of the waiting period under the HSR Act;

(B) if at any time that it becomes reasonably apparent to the Company, that, as a result of the timing of the potential Closing Date, it will not be reasonably likely that the Closing Date will occur prior to the expiration date of any of the Existing Competition Clearances, each of the Company and Parent, as applicable, shall (and shall cause their respective controlled Affiliates to) prepare and file, with respect to the transactions contemplated by this Agreement, any notifications required or advisable under applicable Antitrust Laws, such complete filings to be made by no later than the Business Day after the applicable Existing Competition Clearance expires. Each of the Company and Parent shall also provide any information, document or filing or any supplementary information, document or filings requested or required by any Governmental Entity with jurisdiction over enforcement of any Antitrust Law with respect to the transactions contemplated by this Agreement as promptly as practicable. Without limiting the foregoing, in the event that Parent or any of its Affiliates (or any Person acting on behalf of Parent or at Parent’s direction) receives any request for information from any Governmental Entity relating to the Merger or the Company or is notified by the Company or any Governmental Entity of any request or requirement of any Governmental Entity for Parent to provide any information, document or filing to such Governmental Entity relating to the Merger or the Company, Parent will provide, and will cause its Affiliates to provide, a complete response to such request as promptly as reasonably practicable and in any event within five (5) Business Days of receiving such request for information.

(C) Hell or High Water. With respect to obtaining clearance under any applicable Antitrust Laws, “reasonable best efforts” shall include (i) taking or committing to take actions that may limit or impact Parent’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Parent’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) operations, divisions, businesses, products lines, contracts, customers or assets, (ii) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Entity, and (iii) creating, terminating or divesting relationships, contractual rights or obligations of the Company, Parent or their respective Subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law or from any Governmental Entity so as to enable to the Closing to occur as promptly as reasonably practicable.

(iii) Cooperation. Subject to applicable Laws, Parent and the Company shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of all material notices or other material communications received by Parent or the Company, as the case may be, from any third party and/or Governmental Entity with respect to the transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, any of their respective controlled Affiliates and any of their respective Representatives, that appears in any presentation or filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its or its Subsidiaries’ Representatives to participate in any discussions or meetings with any Governmental Entity in respect of the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat. Without limiting the foregoing, in the event that Parent or any of its Affiliates (or any Person acting on behalf of Parent or at Parent’s direction) receives any communication or request for information from any Governmental Entity relating to the Merger or the Company, Parent will (i) notify the Company within twenty-four (24) hours of receipt of such inquiry and (ii) consult with the Company with respect to all aspects of its response thereto prior to providing any substantive response to any Governmental Entity with respect thereto. Subject in all respects to Section 7.4(b)(i) and Section 7.4(b)(ii), as well as this Section 7.3(b)(iii), including the timing provisions, remedies obligations and restrictions on communications with Governmental Entities therein, Parent shall have the final authority to direct and implement (or direct the implementation by the Company of) the regulatory strategy; provided, however, that Parent will comply with this Agreement in connection with, and consider in good faith the views of the Company in advance of making any decisions with respect to, such strategy, and Parent will make available its Representatives to discuss such strategy in good faith promptly upon the Company’s request.

7.5 Company Stockholders Meeting.

(a) The Company shall take all action necessary, in accordance with applicable Law and its Organizational Documents, to duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable (but in no event later than thirty-five (35) days) after the Proxy Statement Clearance Date, to secure the Requisite Company Vote in respect of the approval of the Merger and the adoption of this Agreement, and to cause such vote to be taken. The Company shall not postpone, recess or adjourn such meeting except if (i) as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the definitive Proxy Statement), there are insufficient Shares represented (either in person or by proxy) in order to establish a quorum or to obtain the Requisite Company Vote, (ii) the Company Board has determined in good faith (after consultation with outside legal counsel) that it is necessary under applicable Law to comply with the requirements made by the SEC or other applicable Law with respect to the Proxy Statement or that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, or (iii) with prior consent of Parent; provided that in no event will the Company postpone or adjourn the Company Stockholders Meeting (x) in the case of clause (i), by more than ten (10) days in connection with any one postponement, recess or adjournment or more than an aggregate of twenty (20) days from the original date; or (y) in the case of clause (ii), by more than ten (10) Business Days or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with applicable Law; provided, further, that in the case of clause (i) the Company shall, and shall instruct its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy, of a quorum, but shall only be obligated to do so in the absence of the Change of Recommendation and until there are a sufficient number of Shares present or represented to obtain such a quorum, and in no event more than ten (10) days after the date originally scheduled for the Company Stockholders Meeting. The Company shall, at the instruction of Parent, postpone or adjourn the Company Stockholders Meeting if there are not sufficient votes in person or by proxy to secure the Requisite Company Vote to allow reasonable time (but in no event more than twenty (20) days) for the solicitation of proxies for the purpose of obtaining the Requisite Company Vote. The Company will establish the earliest reasonable Record Date for the Company Stockholders

Meeting, subject to compliance with the DGCL, the Exchange Act or the rules or regulations of any national securities exchange (including Euronext Paris), national securities or interdealer quotation system (including any listing agreement related thereto). In no event will the Record Date be changed without Parent’s prior written consent. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 7.5(a) shall not be affected by commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or any event constituting or that could constitute an Intervening Event.

(b) Subject to the Company Board’s fiduciary obligations under applicable Law, the Company shall use its reasonable best efforts to obtain the Requisite Company Vote, including the solicitation of proxies therefor.

(c) Parent covenants and agrees that, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, at the Company Stockholders Meeting, any adjournment thereof or any other meeting of the stockholders of the Company in connection with the Merger, Parent shall vote, and cause to be voted, any Shares then owned beneficially or of record by it or any of its Affiliates, as of the record date for such meeting, in favor of the adoption of this Agreement (as it may be amended or otherwise modified from time to time) and the approval of the Merger and the approval of any actions required in furtherance thereof and against any proposal that could, or could reasonably be expected to prevent, delay or impair consummation of the Merger.

7.6 Information and Access; Consents.

(a) The Company shall (and shall cause its Subsidiaries to), at Parent’s reasonable request, upon reasonable prior notice and subject to applicable Law, afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time or the termination of this Agreement, to its employees, agents, properties, offices and other facilities, Contracts, books and records and (promptly following the execution of a consent in form and substance reasonably acceptable to such auditors or independent accountants) accounts and work papers of the Company’s and its Subsidiaries’ independent accountants and auditors, and during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, properties and assets (including Intellectual Property Rights) and personnel as may reasonably be requested by Parent; provided, however, that, subject to Section 7.6(b), neither the Company nor any of its Subsidiaries shall be required to provide such access or furnish such information and documents to the extent the Company reasonably determines (upon the advice of outside legal counsel) that such access or furnishing of information could result in (A) a violation of any applicable Law or Contract or (B) waiver of the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections); provided that the Company shall use its commercially reasonable best efforts (x) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege (or such other protection) or (y) to develop an alternative to providing such information so as to address such matters that are reasonably acceptable to Parent and the Company.

(b) To the extent that any of the information or documents furnished or otherwise made available pursuant to this Section 7.6 or otherwise in accordance with the terms of this Agreement or the Confidentiality Agreement constitutes information or documents that may be subject to an attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material and information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under such privileges and protections.

(c) No access or information provided to Parent or any of its Representatives or to the Company or any of its Representatives following the date of this Agreement, whether pursuant to this Section 7.6 or otherwise, shall affect or be deemed to affect, modify or waive the representations and warranties of the Parties set forth in this Agreement and, for the avoidance of doubt, all information and documents disclosed or otherwise made available in connection with this Agreement and the transactions contemplated by this Agreement shall be governed by the terms and conditions of the Confidentiality Agreement (including the provisions limiting the use of all such information to the evaluation, negotiation and implementation of a Transaction) and subject to applicable Laws relating to the exchange or sharing of information and any restrictions or requirements imposed by any Governmental Entity. Parent and the Company hereby agree that Section 13(c)(ii) of the Confidentiality Agreement shall be amended and restated in its entirety to read “June 30, 2022”.

(d) As promptly as practicable after the date of this Agreement, the Company shall, and shall cause its controlled Affiliates and Subsidiaries to (i) use their respective reasonable best efforts (which efforts shall not require the Company or any of its Subsidiaries to pay any consideration, fees or expenses) to obtain any consents or waivers from any third parties in respect of any Company Material Contracts which are subject to termination or penalties as a result of the transactions contemplated by this Agreement and (ii) reasonably cooperate with Parent and its Representatives, to pursue such consents, including by making their Representatives reasonably available to meet with such third parties by telephone or in person and facilitating access to and communications with such third parties.

7.7 Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of Shares from the NYSE and the deregistration of the Shares and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

7.8 Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release. Thereafter, neither the Company nor Parent shall, without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) issue or cause the publication of any press release or otherwise make any public statements, disclosures or communications with respect to the transactions contemplated by this Agreement except (a) as may be required by any applicable Law or Proceeding or by obligations pursuant to any listing agreement with or rules of any national securities exchange (including Euronext Paris), national securities quotation system, interdealer quotation service or the NYSE or (b) with respect to any Change of Recommendation made in accordance with this Agreement or Parent’s response thereto; provided the foregoing shall not apply to any public statements, disclosures or communications, so long as such statements, disclosures or communications are substantially similar in tone and substance with previous public statements, disclosures or communications jointly made by the Company and Parent or to the extent that they have been reviewed and previously approved by both the Company and Parent and would not otherwise require the other party to make additional public disclosure.

7.9 Employee Benefits.

(a) For a period of one (1) year immediately following the Closing Date (or if shorter, during the relevant period of employment), Parent shall provide, or shall cause to be provided, the Continuing Employees with (i) an annual base salary or wage rate that is no less favorable than that provided to each such Continuing Employee immediately prior to the Effective Time, (ii) target cash short-term incentive and commission opportunities that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time, (iii) employee benefits (excluding equity and equity-based compensation, nonqualified deferred compensation, defined benefit pensions, and retiree medical arrangements) that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time and (iv) the severance benefits set forth on Section 7.9(a) of the Company Disclosure Letter.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefit plans of Parent and its Subsidiaries solely to the extent such plans provide benefits to any Continuing Employee after the Closing Date (including the Company Benefit Plans) (the “New Plans”), each such Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, (ii) for purposes of any defined benefit pension accrual under any New Plan (other than any Company Benefit Plan) and (iii) for purposes of any subsidy provided for any post-employment welfare benefits under any New Plan (other than any Company Benefit Plan). In addition, and without limiting the generality of the foregoing, (A) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts, cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such

Continuing Employee participated immediately prior to the Closing Date and (y) any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Upon the written request of Parent at least thirty (30) Business Days prior to the Closing Date, effective as of immediately prior to Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or shall cause the termination of the U.S. tax-qualified defined contribution plan provided to current and former employees of the Company and its Subsidiaries (the “Company Qualified Plan”). In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent Qualified Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company Qualified Plan to the corresponding Parent Qualified Plan. If the Company Qualified Plan is terminated as described herein, the Continuing Employees shall be eligible as soon as administratively practicable following the Closing Date to commence participation in a Parent Qualified Plan.

(d) The Parties shall take the actions set forth on Section 7.9(d) of the Company Disclosure Letter.

(e) Prior to making any broad-based communication or written communications (including website postings) pertaining to employment, compensation or benefit matters that are or may be affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(f) Nothing in this Agreement shall be treated as an amendment of, or undertaking to amend, any Company Benefit Plan or any other benefit plan, program, agreement or arrangement. The provisions of this Section 7.9 are solely for the benefit of the Parties, and nothing in this Section 7.9, express or implied, shall confer upon any current or former director, officer, employee or natural person service provider of the Company or any of its Subsidiaries or legal representative or beneficiary thereof, or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever, under this Agreement or any rights or remedies under any Company Benefit Plan that such employee, representative, beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) During the Tail Period, to the fullest extent that the Company would have been permitted under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement, Parent and the Surviving Corporation shall, and Parent shall and shall cause the Surviving Corporation to, indemnify and hold harmless the Indemnified Parties against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Proceeding in connection with, arising out of or otherwise related to matters, acts or omissions existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of the fact that he or she is or was a director or officer of the Company or any of its Subsidiaries, including in connection with the transactions contemplated by this Agreement. Parent or the Surviving Corporation (including in connection with the enforcement of such Indemnified Party’s rights under this Section 7.10) shall advance all reasonable, documented out-of-pocket expenses as incurred in connection therewith (upon receipt from such Indemnified Party of a request therefor, accompanied by invoices or other relevant documentation) to the fullest extent that the Company would have been permitted to advance such expenses as of the date of this Agreement under applicable Law and the Company’s Organizational Documents; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and provided, further, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement shall be made by independent legal counsel selected by the Surviving Corporation and acceptable to the Indemnified Party (such acceptance not to be unreasonably conditioned, withheld or delayed).

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies for a claims reporting or discovery period of the Tail Period from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies as in effect as of the date hereof with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the

Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the annual premium of the D&O Insurance exceed during the Tail Period three-hundred and fifty percent (350%) of the last annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) During the Tail Period, without the prior written consent of the Indemnified Party, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner (whether by merger, consolidation, division, operation of law or otherwise) that would adversely affect any right thereunder of any such Indemnified Party.

(d) If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person or consummate any division transaction, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.10.

(e) The provisions of this Section 7.10 are (i) intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties and (ii) are in addition to any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.11 Treatment of Certain Existing Indebtedness. Subject to Sections 7.15(b) and 7.15(d), prior to the Closing Date, the Company shall use its commercially reasonable efforts to, as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge and termination of any outstanding Indebtedness or obligations of the Company under the Company Debt and obligations or agreements that are secured pursuant thereto (including interest rate swaps) (the “Existing Indebtedness Payoff Amount”), (ii) take all other actions required to facilitate the repayment of the Existing Indebtedness Payoff Amount, including the termination of the commitments under the Company Debt and the release of any Encumbrances and termination of all guarantees granted under the Company Debt, subject to Parent having made (on behalf of the Company) such payment or having caused such payment to be made, as provided in the second sentence of this Section 7.11 as applicable and (iii) obtain customary payoff letters or other similar evidence with respect to the Company Debt at least two (2) Business Days prior to Closing (but shall be subject to customary conditions). Subject to Sections 7.15(b) and 7.15(d), Parent shall (A) irrevocably pay off, or cause to be paid off, at or prior to the Effective Time the Existing Indebtedness Payoff Amount and (B) use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligation under this Section 7.11.

7.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of Parent the Company and the Parent Board and the Company Board, respectively, shall to the extent permitted by applicable Law, use reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that such transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, as the case may be, and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

7.13 Section 16 Matters. The Company and Parent, shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause any dispositions of equity securities of the Company (including deemed dispositions or cancellations and any derivative securities with respect to any equity securities of the Company) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.14 Transaction Litigation.

(a) In the event that any stockholder litigation related to this Agreement or the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, in a writing delivered to the Company, against the Company or any members of the Company Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Company shall (i) promptly notify Parent of such Transaction Litigation, (ii) give Parent the opportunity to participate in the Company’s defense and/or settlement of any Transaction Litigation, (iii) timely consult with Parent with respect to the defense and/or settlement of any Transaction Litigation and (iv) consider in good faith Parent’s advice and recommendations with respect to such Transaction Litigation. The Company shall not agree to settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed).

(b) Immediately after execution of this Agreement, the Parties will execute the Settlement Agreement. In accordance with the Settlement Agreement, within 24 hours of the receipt by counsel to the Company of a fully executed original of the Settlement Agreement and a fully executed original of the Stipulation and Order of Dismissal With Prejudice in the form attached to the Settlement Agreement (the “Stipulation and Order of Dismissal”), the Company shall (a) e-file the Stipulation and Order of Dismissal and (b) provide a courtesy copy of the Stipulation and Order of Dismissal to the Chambers of The Hon. Joseph R. Slights III, Vice Chancellor.

7.15 Financing Cooperation.

(a) Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Affiliates and Representatives to, use commercially reasonable efforts to provide all customary cooperation that is reasonably requested by Parent in connection with any debt financing obtained by Parent or any of its Subsidiaries for the purpose of financing the transactions contemplated hereby (it being understood that the receipt of any such financing is not a condition to the Merger) (the “Financing”).

(b) If reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Affiliates and Representatives to, use commercially reasonably efforts to reasonably cooperate with Parent, Holding and Merger Sub to, with respect to the Senior Unsecured Notes and the related indentures or note purchase agreements, as the case may be (as amended or supplemented prior to the date hereof and for purposes of this Section 7.15(b), the “indentures”), (i) reasonably cooperate with Parent, Holdings and Merger Sub if any of them determines to commence any of (A) one or more offers to purchase any or all of the outstanding series of Senior Unsecured Notes for cash (the “Offers to Purchase”) or (B) one or more offers to exchange any or all of the outstanding Senior Unsecured Notes for securities issued by Parent or any of its Subsidiaries (the “Offers to Exchange”) and (ii) conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to, or waivers with respect to certain provisions of, such indentures (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that any such transaction shall be funded using consideration provided by Parent or any of its Subsidiaries and that Parent shall be responsible for all other liabilities incurred by the Company or any of its Subsidiaries in connection with any Company Note Offers and Consent Solicitations and any Offer to Purchase or Offer to Exchange shall be consummated no earlier than the Closing. Any Company Note Offers and Consent Solicitations shall be made on customary terms and conditions (including price to be paid and conditionality) as are reasonably proposed by Parent or any of its Subsidiaries, are reasonably acceptable to the Company and are permitted or required by the terms of such Senior Unsecured Notes, the applicable indentures and applicable Laws, including SEC rules and regulations. Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute supplemental indentures, amendments or waivers to the applicable indentures in accordance with the terms thereof amending the terms and provisions of such indentures in a form as reasonably requested by Parent and reasonably acceptable to the Company, which supplemental indentures, amendments or waivers shall become effective no earlier than the Closing. In connection with the cooperation provided for in this Section 7.15(b), at the expense of Parent and its Subsidiaries, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Affiliates and Representatives to, upon the reasonable request of Parent or any of its Subsidiaries, use commercially reasonably efforts to provide reasonable assistance and cooperation (i) with Parent’s and its respective agents’ due diligence (including by providing access to documentation reasonably requested by such Persons in connection with the Company Note Offers and Consent Solicitations), (ii) to aid in the preparation by Parent of customary documentation used to complete the Company Note Offers and Consent Solicitations and (iii) by requesting, and using commercially reasonable efforts to cause, (A) to the extent historical financial statements of the Company are or would be required to be included by Parent in a relevant registration statement of Parent for any Company Note Offers and Consent Solicitations under the rules and regulations of the Securities and Exchange Commission, the Company’s independent accountants to provide customary consents for use of their reports to the extent customary and necessary in connection with such Company Note Offers and Consent Solicitations and (B) the Company’s Representatives to furnish any customary or necessary certificates, or comfort letters in connection with the indentures and the Company Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent or any of its Subsidiaries and be reasonably acceptable to the Company and their fees and out-of-pocket expenses will be paid directly by Parent. The Merger is not conditioned on the occurrence or success, or the making or obtaining, as applicable, of any Company Note Offers and Consent Solicitations.

(c) Parent shall (i) promptly upon request by the Company, reimburse (or cause to be reimbursed) the Company and its Subsidiaries for all reasonable out-of-pocket fees and expenses (including reasonable out-of-pocket auditor’s and attorneys’ fees and expenses) of the Company and its Subsidiaries and all reasonable out-of-pocket fees and expenses of their Representatives incurred in connection with the requested cooperation set forth in this Section 7.15 or Section 7.15 of the Original Merger Agreement and (ii) indemnify (or cause to be indemnified), defend and hold harmless the Company, its Subsidiaries, its Affiliates and its and their respective Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable out-of-pocket fees and expenses of counsel) or settlement payment, of any kind, incurred, imposed on, sustained, suffered by or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from the Financing, the performance by the Company, its Subsidiaries, its Affiliates and its and their respective Representatives of any obligations set forth in this Section 7.15 or Section 7.15 of the Original Merger Agreement and any information utilized in connection therewith and such Representatives shall be third-party beneficiaries of this Section 7.15. Parent acknowledges and agrees that, except for obligations from and after the Closing Date that arise under the definitive agreements governing the Financing or closing certificates relating to the Financing, the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to, any person under any arrangement with respect to the Financing that Parent may request in connection with the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary in Section 7.11 and this Section 7.15, the cooperation or other actions contemplated in Section 7.11 and this Section 7.15 (i) do not and shall not require such cooperation from the Company or the Company to take any such action to the extent it would (A) unreasonably disrupt or interfere with the conduct of the Company’s or its Subsidiaries’ business, (B) require the Company or any of its Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it is not entitled to be reimbursed or indemnified pursuant to the terms of this Agreement (other than customary authorization letters required in connection with the Financing), (C) subject any director, officer or employee of the Company or any of its Subsidiaries to personal liability, (D) require the Company to breach, waive or amend any terms of this Agreement, (E) require the Company to provide any information that is prohibited or restricted by applicable Law or is attorney-client privilege or protection (including attorney-client privilege, attorney work product protections and confidentiality protections), (F) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any Contract (including a breach of any confidentiality obligation), (G) require the directors of the Company or any Subsidiary to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the cooperation or actions contemplated by Section 7.11 or this Section 7.15, (H) require the Company, any of its Subsidiaries or any of its or their respective Representatives to make any representation to Parent, any of its Affiliates, in connection with the cooperation or actions contemplated by Section 7.11 or this Section 7.15, or any other Person with respect to any cooperation or action under Section 7.11 or this Section 7.15 (other than customary authorization letters required in connection with the Financing), (I) require the Company to furnish any financial statements, audit reports or financial information other than as required under Section 7.15(b) and other than to the extent such statements, reports or information are readily available to the Company, any of its Subsidiaries or any of their respective Representatives, (J) require the Company, any of its Subsidiaries, or any of its or their respective Affiliates or Representatives to be the issuer of any securities or issue any offering document prior to the Closing Date or (K) to furnish any legal opinions and (ii) the Company and its Subsidiaries shall not be required to execute or perform any agreement, document or instrument, including any definitive financing agreement, with respect to the cooperation or actions contemplated by Section 7.11 or this Section 7.15 or provide any indemnity the effectiveness of which is not conditioned upon Closing occurring.

7.16 Merger Sub Consent. In accordance with applicable Law and Merger Sub’s Organizational Documents, immediately following the execution of this Agreement, Holding, as the sole stockholder of Merger Sub, shall (a) approve the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (b) adopt this Agreement, the execution and delivery of this Agreement by each of the Parties.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Vote shall have been obtained.

(b) Requisite Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated, and the authorizations, consents, orders and approvals listed in Section 8.1(b) of the Company Disclosure Letter, shall have been obtained or terminated; it being understood that the Existing Competition Clearances shall be deemed to satisfy the foregoing condition to the extent still in effect.

8.2 Conditions to Obligations of Parent, Holding and Merger Sub. The obligations of Parent, Holding and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Effective Time, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a) Representations and Warranties. Each of the representations and warranties set forth in: Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.2(a) and Section 5.2(b)(iv) (Capital Structure) (except for de minimis inaccuracies; provided, however, that no inaccuracies in excess of an aggregate 6,000 Shares shall be deemed to be de minimis), Section 5.3 (Corporate Authority and Approval), Section 5.20 (Takeover Statutes; No Rights Plan), Section 5.21 (Brokers and Finders) and Section 5.22 (Opinion of Financial Advisor) shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly, including by virtue of the lead in to Article V, speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations (subject to Section 7.2(d)) required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Closing Certificate. Parent, Holding and Merger Sub shall have received (i) a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) above have been satisfied.

8.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction, at or prior to the Effective Time, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a) Representations and Warranties. The representations and warranties of Parent, Holding and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent, Holding and Merger Sub. Each of Parent, Holding and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent, Holding and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of Parent, Holding and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) above have been satisfied.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by mutual written consent of the Company and Parent.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, by either the Company or Parent if:

(a) the Merger shall not have been consummated on or before June 30, 2021 (the “Outside Date”); provided, however, that if the conditions to Closing set forth in Section 8.1(b) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date will be automatically extended to December 31, 2021 and such date, as so extended, shall be the “Outside Date”; or

(b) the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (or at any adjournment or postponement thereof, subject to Section 7.5) held in accordance with this Agreement.

9.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Holding or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, Holding or Merger Sub shall have become untrue following the date of this Agreement, in either case such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) twenty (20) days after the giving of notice thereof by the Company to Parent describing such breach or failure in reasonable detail and (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if the Company is then in material breach of this Agreement or if any representation or warranty of the Company shall have become untrue, in either case, so as to result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b); or

(b) prior to the time the Requisite Company Vote is obtained, to enter into an Alternative Acquisition Agreement in compliance with the terms of this Agreement, including Section 7.3(d)(ii); provided that the Company pays the Company Termination Fee to Parent prior to or concurrently with such termination in accordance with Section 9.5(b).

9.4 Termination by Parent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Parent prior to the time the Requisite Company Vote is obtained, if there shall have been a Change of Recommendation or if the Company or any of its Representatives shall have materially breached any of its obligations under Section 7.3.

9.5 Effect of Termination and Abandonment.

(a) In the event of the termination of this Agreement by either Parent or the Company as provided in Article IX, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. Except to the extent provided in Section 9.5(b), in the event of termination of this Agreement in compliance with Article IX, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, (i) no such termination shall relieve any Party from any liability or damages for Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.5(b) and (ii) the provisions set forth in this Section 9.5 and Article X shall survive the termination of this Agreement.

(b) The Company shall pay to Parent, by wire transfer of immediately available funds, a termination fee in the amount of $575,000,000 (the “Company Termination Fee”) in the event that this Agreement is terminated:

(i) by either the Company or Parent pursuant to Section 9.2(a), or Section 9.2(b) and, in each case;

(A) any Person shall have made an Acquisition Proposal to the Company or its stockholders (whether or not conditional or not withdrawn) or publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, and

(B) within twelve (12) months after such termination, the Company enters into any Alternative Acquisition Agreement with respect to any Acquisition Proposal (with “fifty percent (50%)” being substituted in lieu of “fifteen percent (15%)” in each instance thereof in the definition of “Acquisition Proposal” for purposes of this Section 9.5(b)(i)(B)), then immediately prior to or concurrently with the occurrence of such entry into an Alternative Acquisition Agreement, or

(ii) by Parent pursuant to Section 9.4, then promptly, but in no event later than two (2) Business Days after the date of such termination; or

(iii) by the Company pursuant to Section 9.3(b), then simultaneously with, and as a condition to, the effectiveness of any such termination.

In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) The Parties acknowledge that (i) the agreements set forth in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, (ii) the Company Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without this agreement, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fees set forth in this Section 9.5 or any portion of such fees, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount due pursuant to this Section 9.5 from the date such payment was required to be made until the date of payment at the annual rate of two percent (2%) plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment (or such lesser rate as is the maximum permitted by applicable Law). Notwithstanding any other provision of this Agreement, other than in the case of actual or intentional fraud or Willful Breach of this Agreement by the Company and subject to Section 10.6, the Parties agree that in the event this Agreement is terminated under circumstances where the Company Termination Fee is payable pursuant to this Section 9.5, the payment of the Company Termination Fee shall be the sole and exclusive monetary remedy of Parent, Holding and Merger Sub, with respect to this Agreement and the transactions contemplated by this Agreement, against the Company and its Subsidiaries and any of their respective directors, officers, employees and stockholders and Affiliates (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee, other than in the case of actual or intentional fraud or any Willful Breach of this Agreement by the Company, none of the Company Related Parties shall have any further liability or obligation to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements of the Parties that by their terms contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

10.2 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) personally delivered or by an internationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.2 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 10.2). Such communications must be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.2 (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver).

If to the Company:

Tiffany & Co.

200 Fifth Avenue

New York, New York 10010

Attention: Leigh M. Harlan

Email:       LEIGH.HARLAN@Tiffany.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: Frank J. Aquila

                 Melissa Sawyer

Email:       aquilaf@sullcrom.com

                 sawyerm@sullcrom.com

If to Parent, Holding or Merger Sub:

LVMH Moët Hennessy Louis Vuitton SE

22 avenue Montaigne

75008 Paris, France

Attention: Bernard Kuhn (Group General Counsel)

Email:       b.kuhn@lvmh.fr

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Howard L. Ellin

                 Sean C. Doyle

Email:       howard.ellin@skadden.com

                 sean.doyle@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

68, rue du Faubourg Saint-Honoré

75008 Paris, France

Attention: Armand W. Grumberg

Email:       armand.grumberg@skadden.com

10.3 Expenses. Subject to Section 7.10 and Section 9.5, whether or not the Merger is consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the party incurring such cost, fee or expense, except as otherwise expressly provided herein.

10.4 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 7.10(c), at any time prior to the time the Requisite Company Vote is obtained, this Agreement may be modified or amended, if, and only if, such modification or amendment is in writing and signed by the Parties; provided, however, that after the Requisite Company Vote has been obtained, there shall not be made any amendment or modification to this Agreement that by Law requires the further approval of the stockholders of the Company without such further approval; provided, further, that this Section 10.4, Section 10.5, Section 10.7 and Section 10.8 (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions), in each case solely with respect to provisions relating directly to the Financing Sources, may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of the affected Financing Source, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except to the extent specifically provided otherwise in Section 9.5.

10.5 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT, AND ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF

LAWS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, each of the Parties agrees that, except as specifically set forth in any commitment letter or definitive financing agreement to the contrary, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Financing or the performance thereof or the financing contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(a) Each of the Parties irrevocably agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably submits to the exclusive venue of any such Proceeding in the Chosen Courts and waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum, do not have jurisdiction over any Party or that this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts, (D) irrevocably waives any claim that it or its property is exempt or immune from the jurisdiction of the Chosen Courts or from any Proceeding commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (E) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (F) agrees that it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (E) of this Section 10.5(a) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Each Party agrees that a final judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon judgment. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(b) Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim, or third-party claim of any kind or description (whether at law, in equity, in contract, in tort or otherwise), against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any financing commitment or the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, Borough of Manhattan or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof).

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT (INCLUDING, IN CONNECTION WITH THE FINANCING OR ANY FINANCING COMMITMENT), ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.5(c).

(d) Notwithstanding anything to the contrary contained herein, the Company agrees on behalf of itself and its Affiliates that none of the Financing Sources shall have any liability or obligation to the Company or any of their Affiliates relating to this Agreement or any of the transactions contemplated herein (including with respect to the Financing). The Company and its Affiliates hereby waive any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, any Financing commitment or the transactions contemplated hereby or thereby.

10.6 Specific Performance; Remedies.

(a) Each of the Parties acknowledges and agrees that irreparable harm would occur in the event that the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached and for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement and to obtain or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 10.5(a), in the Chosen Courts without necessity of posting a bond or similar instrument. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument.

(b) In the event that any Proceeding is brought by the Company to enforce the terms of this Agreement or for money damages, the “Per Share Merger Consideration” shall be deemed, for all purposes in that Proceeding, including any award of specific performance or damages, to be $135.00 in cash, without interest and less any required withholding Taxes.

10.7 Third-Party Beneficiaries. Except (a) from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 7.10 as provided for therein and (b) from and after the Effective Time, the holders of Shares, Company Options, Company PSUs and Company RSUs shall be third-party beneficiaries with respect to their respective rights to receive the consideration payable pursuant to Article IV, the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (other than the Parties and those Persons referred to in clauses (a) and (b) of this Section 10.7, but only to the extent expressly provided for in this Agreement) or their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, however, that the Financing Sources are hereby made express third-party beneficiaries of, and are entitled to enforce, Section 9.5(c), Section 10.4, Section 10.5, this Section 10.7 and Section 10.8.

10.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Except as may be required to satisfy the obligations contemplated by Section 7.9, no Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.

10.9 Entire Agreement. This Agreement (including the Company Disclosure Letter, Parent Disclosure Letter and Exhibits) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.11 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties and unless and until such receipt, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

TIFFANY & CO.

By:	/s/ Alessandro Bogliolo
Name:	Alessandro Bogliolo
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED MERGER AGREEMENT]

LVMH MOËT HENNESSY - LOUIS VUITTON SE

By:	/s/ Bernard Arnault
Name:	Bernard Arnault
Title:	Chairman and Chief Executive Officer

BREAKFAST HOLDINGS ACQUISITION CORP.

By:	/s/ Anish Melwani
Name:	Anish Melwani
Title:	Chairman

BREAKFAST ACQUISITION CORP.

By:	/s/ Anish Melwani
Name:	Anish Melwani
Title:	Chairman

[SIGNATURE PAGE TO AMENDED AND RESTATED MERGER AGREEMENT]